PRELIMINARY PROXY STATEMENT

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 17, 2000

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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
       [X] Preliminary Proxy Statement
       [__] Confidential, For Use of the Commission Only (as permitted by Rule
            14a-6 (e) (2))
       [__] Definitive Proxy Statement
       [__] Definitive Additional Materials
       [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

       [X] No fee required.
       [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------

NY2:\881389\10\54104.0016

         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------

         5)       Total fee paid:

                  -------------------------------------------------------------


      [_] Fee paid previously with preliminary materials:


      -------------------------------------------------------------------------

      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)         Amount previously paid:
      2)         Form, Schedule or Registration Statement No.:
      3)         Filing Party:
      4)         Date Filed:


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                PRELIMINARY PROXY MATERIALS DATED MARCH 17, 2000
                              SUBJECT TO COMPLETION


[The information included herein is as it is expected to be when the definitive proxy statement is mailed to shareholders of Dexter Corporation. This proxy statement will be revised to reflect actual facts at the time of the filing of the definitive proxy statement.]

No GOLD Proxy Card is included with these materials.


                                 PROXY STATEMENT

                    OF INTERNATIONAL SPECIALTY PRODUCTS INC.



                     2000 ANNUAL MEETING OF THE SHAREHOLDERS

                              OF DEXTER CORPORATION




         We are sending this proxy statement to you as one of the holders of common stock, par value $1.00 per share, of Dexter Corporation, a Connecticut corporation, in connection with our solicitation of your proxy for use at the 2000 Annual Meeting of the Shareholders of Dexter scheduled for 10:00 A.M., local time, on Thursday, April 27, 2000, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut and at any adjournments or postponements thereof. We are International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc., each a Delaware corporation, and beneficially own 9.98% of Dexter's outstanding shares of common stock.

         We have proposed to Dexter a business combination in which all Dexter shareholders would receive at least $45 per share in cash (the "ISP Proposal"), subject to the execution of a mutually acceptable merger agreement. This price represents a 38% premium over Dexter's closing price immediately prior to our proposal and at that time was higher than the stock had ever traded on the New York Stock Exchange (the highest stock price prior to our proposal was $43-15/16 per share on December 31, 1997). Dexter's Board rejected our proposal without negotiation. Soon thereafter, Dexter offered to purchase our shares of Life Technologies, Inc., a majority-owned subsidiary of Dexter, which offer we rejected. We believe that Dexter made its offer in an attempt to deter us from pursuing the ISP Proposal.

         Following the public announcement of our proxy solicitation, Dexter announced that it would allow us to review certain non-public information concerning Dexter and Life Technologies to determine whether we would be willing to increase our $45 per share proposal, but stated that "we have made no decision to sell the Company and no one else will be invited into the data room." Less than three weeks later, Dexter issued a press release in which it announced that it would "institute a process in which we will survey all of the Company's available options" and invite other parties into the data room, but again emphasized that its Board "has made no decision to sell the Company at this time."


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


         Unlike our nominees, Dexter's incumbent directors have not committed to pursue the ISP Proposal or a superior proposal. We are now asking you - the owners of the corporation - to elect our nominees and approve several proposals intended to facilitate the ISP Proposal or a superior proposal. You should note that there can be no assurance that the adoption of our proposals will ensure the consummation of such a transaction.

OUR NOMINEE ELECTION PROPOSALS:

         We are proposing to amend the Dexter Bylaws to increase the size of Dexter's Board to seventeen directors and are nominating ten persons for election as directors. Our nominees are committed to pursue the ISP Proposal or a superior proposal and, if elected, would constitute a majority of Dexter's Board. Our nominees, if elected, and Dexter's incumbent directors, if re-elected, would each owe the same fiduciary duties to Dexter shareholders.

OUR SHAREHOLDER RIGHTS PROPOSALS:

         We believe that Dexter shareholders - the owners of the corporation - should be permitted to consider the merits of any offer for their shares. Accordingly, we are proposing that the Dexter Bylaws be amended to require Dexter's Board to implement any special resolution passed by Dexter shareholders directing Dexter's Board to redeem the rights issued under Dexter's "poison pill" shareholder rights plan (the "Rights Agreement") or to amend the Rights Agreement to render it inapplicable to types of offers or transactions specified in any such resolution. Furthermore, in connection with this Bylaw amendment, we seek your approval of a special resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer to purchase all shares of Dexter for at least $45 per share in cash. The Shareholder Rights Proposals, if adopted, will also allow the Dexter shareholders to decide whether Dexter's Board can adopt any future "poison pill" shareholder rights plans.

OUR VOTING RIGHTS PROPOSALS:

         In order to minimize any attempt by Dexter's Board to frustrate the consideration or implementation of our proposals, we are also proposing to repeal any Bylaw amendments that may be unilaterally adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. Finally, we are proposing a resolution to set the order in which our proposals will be voted upon at the 2000 Annual Meeting.

[THIS PROXY STATEMENT AND THE GOLD PROXY CARD ARE FIRST BEING FURNISHED TO SHAREHOLDERS ON OR ABOUT MARCH __, 2000].

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A WHITE PROXY CARD TO THE DEXTER DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE ELECTION OF DEXTER'S NOMINEES AND PROPOSALS BY SIGNING, DATING


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AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY
ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2000 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2000 ANNUAL MEETING TO INNISFREE M&A INCORPORATED OR TO THE SECRETARY OF DEXTER, OR BY VOTING IN PERSON AT THE 2000 ANNUAL MEETING. SEE "VOTING PROCEDURES" ON PAGE 46.





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               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q:      WHO IS SOLICITING YOUR PROXY?

A: We are International Specialty Products Inc. ("ISP") and its wholly owned subsidiary ISP Investments Inc. As of the date of this proxy statement, we beneficially own 2,299,200 shares of Dexter's common stock, representing approximately 9.98% of the outstanding shares. In addition, on such date we, together with our reporting "group" for
        Schedule 13D purposes, beneficially own 5,417,991 shares of common stock of Life Technologies, representing approximately 21.7% of the outstanding shares of Life Technologies. We are a leading multinational manufacturer of specialty chemicals and mineral products. For more information on participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page 50.

Q:      WHY ARE WE SOLICITING YOUR PROXY?

A: As Dexter's largest shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with Dexter's share price performance and the recent conduct of Dexter's Board described below. This has led us to engage in this proxy fight to protect the value of our and your investment in Dexter. Although subsequent to the public announcement of our $45 per share proposal and our proxy solicitation, Dexter's Board appears to have moderated somewhat its previous hard-line stance, Dexter's directors -- unlike our nominees -- have not committed to pursue the ISP Proposal or a superior proposal.

         (1) On October 4, 1999, one week after we announced that we had acquired 9.98% of the outstanding common stock of Dexter, Dexter's Board amended the company's poison pill Rights Agreement to lower the threshold of beneficial ownership that will automatically trigger the defensive provisions of the Rights Agreement from 20% to 11%.

         (2) On December 3, 1999, we discussed with Dexter's representatives our view that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity, or in combination with another similarly strategically situated company, rather than in combination with Dexter. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities. Dexter rejected our recommendation.

         (3) After Dexter dismissed our recommendation, we proposed a business combination in which all holders of Dexter common stock would receive at least $45 per share in cash, subject to the execution of a mutually acceptable merger agreement. This price represents a 38% premium over Dexter's closing price immediately prior to our proposal and at that time was higher than the stock had ever traded on the NYSE (the highest stock price prior to our proposal was $43-15/16 per share on December 31, 1997). Dexter's Board rejected our proposal without negotiation.


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                  By not approving the ISP Proposal, Dexter's Board has
                  effectively deprived you of the right to consider for yourself whether or not to accept our acquisition proposal. It would be uneconomical for us or any other person to make an offer directly to the Dexter shareholders, due to the "poison pill" rights (the "Rights") which would be automatically triggered by a purchase of shares under such an offer unless, under a recently-created exception described below, Dexter's Board or its financial advisors take action. In addition, under Connecticut law, in the absence of Board approval, a person who acquires more than 10% of the outstanding voting stock of a Connecticut corporation in a tender offer is prohibited from effecting a merger to acquire the shares not tendered for a five year period.

         (4) On January 27, 2000, we informed Dexter that we believed that the failure of Dexter's Board to encourage negotiation of the ISP Proposal left us "with no choice but to take our proposal directly to our fellow shareholders," and announced our intention to present the proposals contained in this proxy statement at the 2000 Annual Meeting.

         (5) Following the public announcement of the ISP Proposal and our proxy solicitation, on February 9, 2000, Dexter's Board took the following actions:

                  (a) Dexter announced that it had amended its Rights Agreement to make the poison pill Rights inapplicable to any offer which is for all shares, is substantially unconditional, remains available to shareholders for 60 days, is supported by firm financing commitments and is for a price which is, in the opinion of Dexter's financial advisor, fair from a financial point of view; and

                  (b) Dexter announced that it would allow us to review certain non-public information concerning Dexter and Life Technologies to determine whether we would be willing to increase our $45 per share proposal, but stated, "we have made no decision to sell the company or to explore a sale of the company or to test the market ... and no one else will be invited into the data room."

         (6) On February 28, 2000, Dexter announced that it would "institute a process in which we will survey all of the Company's available options" and invite other parties into the data room. However, Dexter again emphasized that its Board "has made no decision to sell the Company at this time." You should know that Dexter has still refused to enter into negotiations with us relating to the ISP Proposal.

         In short, we believe that the actions recently taken by Dexter's Board were taken only under the pressure of our proxy solicitation and underscore the urgent need for the adoption of our proposals. In our opinion, the changes to Dexter's poison pill are not satisfactory in that they still do not permit shareholder choice, but leave the decision as to whether shareholders should be permitted to consider an offer in the hands of Dexter's Board or its hand-picked financial advisors.


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

         In addition, Dexter's Board continues to state that the company is not for sale. We are seeking your proxy to vote in favor of the adoption of our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals described in this document, because we believe that each of these proposals will facilitate the ISP Proposal or a superior proposal. If you grant us your proxy, we will also be entitled to vote your shares in our discretion on matters incident to the conduct of the 2000 Annual Meeting and on other matters brought to a vote at the meeting for which we have not yet been given notice.

Q: WHY ARE WE ASKING YOU TO INCREASE THE SIZE OF DEXTER'S BOARD AND ELECT OUR NOMINEES?

A: We are soliciting your proxy in favor of increasing the size of Dexter's Board so that you will have the opportunity to elect, as a majority of Dexter's Board of Directors, persons who are committed to pursue the ISP Proposal or a superior proposal. Dexter is currently proposing that only three of the ten current directors will stand for election at the 2000 Annual Meeting. We are proposing to increase the number of directors from its current number of ten to seventeen, so that a total of ten directors will be elected by Dexter shareholders at the 2000 Annual Meeting. If all of our nominees are elected, a majority of Dexter's directors would not be continuing incumbents and a lack of continuity in Dexter's corporate policy and governance may occur. However, our nominees, if elected, and Dexter's incumbent directors, if re-elected, would each owe the same fiduciary duties to Dexter shareholders.

Q:      WHO ARE THE NOMINEES?

A: Our nominees include eight independent persons who are not affiliated with ISP and two persons who are affiliates of ISP, all of whom are well-respected members of the business and legal community. Our nominees, unlike Dexter's incumbent directors, are committed to pursue the ISP Proposal or a superior proposal. Two of our nominees, Samuel J. Heyman and Sunil Kumar, are affiliates of ISP. Mr. Heyman is the Chairman of the Board of ISP and Mr. Kumar is President and Chief Executive Officer of ISP. If elected to Dexter's Board, Messrs. Heyman and Kumar would not participate in any Board action relating to the ISP Proposal or any other business combination transaction while our acquisition proposal remains in effect, and would act in accordance with their fiduciary duties to Dexter shareholders with respect to any action they do take as directors. We have no reason to believe that any of our nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

Q: WHY SHOULD SHAREHOLDERS DETERMINE IF THE POISON PILL RIGHTS AGREEMENT SHOULD BE AMENDED OR REDEEMED?

A: In 1996, Dexter's Board adopted the Rights Agreement, dated as of August 23, 1996, by and between Dexter and ChaseMellon Shareholder Services, L.L.C. The poison pill Rights issued under the Rights Agreement permit Dexter shareholders to


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         purchase shares of Dexter common stock, or shares of an acquiring company's common stock, at less than market prices, if, among other things, persons not approved by Dexter's Board acquire beneficial ownership of 11% or more of Dexter's common stock, unless the offer falls within the recently-created exception requiring a fairness determination by Dexter's financial advisor. No action is required to trigger the exercisability of the Rights, once the threshold of ownership has been passed. Currently, any person or group who acquires beneficial ownership of 11% or more of Dexter's outstanding shares of common stock without Board approval or a fairness determination by Dexter's financial advisor and who cannot, like institutional investors and certain other parties, take advantage of an exception in the Rights Agreement applicable to "passive investors," will experience immediate and substantial economic and voting power dilution, because the poison pill rights issued to each other holder of Dexter common stock under the Rights Agreement would become automatically exercisable to purchase additional shares of common stock for each share then outstanding, at one-half the current market price, from and after the date of such threshold acquisition.

         In its current form, we believe that the Rights Agreement is harmful to your interests as a shareholder because it is a device that provides Dexter's Board with the power to block a transaction which could be economically beneficial to you, unless the offer falls within a limited, recently-created exception requiring, among other things a fairness determination by Dexter's financial advisors. Our proposed Bylaw amendment would require Dexter's Board to follow the direction of a majority of Dexter shareholders by redeeming the Rights or amending the Rights Agreement to render it inapplicable to types of offers or transactions specified by Dexter shareholders. In addition, Dexter's Board would be required to seek shareholder approval prior to adopting a new "poison pill" shareholder rights plan. As discussed below, we are also proposing that you direct Dexter's Board to amend the Rights Agreement now.

         Proponents of poison pills claim that plans such as the Rights Agreement provide boards of directors with time to respond to unsolicited bids in an orderly manner and provide incentives for a potential bidder to negotiate with the board, thereby potentially leading to a higher price for shareholders. If our Bylaw proposal and the shareholder resolution described below are adopted, the potential benefits of the Rights Agreement will no longer apply to any proposal for all shares for at least $45 in cash. However, we believe that you - the owners of the corporation - should be permitted to consider for yourself the merits of offers for your shares.

Q: WHY DO WE WANT DEXTER'S BOARD TO AMEND DEXTER'S POISON PILL RIGHTS AGREEMENT NOW?

A: On December 14, 1999, we proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the execution of a mutually acceptable merger agreement. This price represents a 38% premium over the closing price of Dexter's common stock immediately prior to our proposal and at that time was higher than the stock had ever traded on the NYSE (the highest stock price prior to our proposal was $43-15/16 per share on December 31,
         1997). Dexter's Board rejected our proposal without negotiation.


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

         Because Dexter's poison pill rights would be triggered by most acquisitions of 11% or more of Dexter's shares, it would be uneconomical for us or any third party to make an offer directly to Dexter shareholders over the current Board's refusal, unless the offer falls within a limited, recently-created exception requiring, among other things, a fairness determination by Dexter's financial advisors. It should be noted that Dexter's Board has rejected our $45 per share proposal as inadequate, and Dexter has not disclosed what price Dexter's financial advisors would deem fair.

         We believe that the shareholder resolution we propose, which would require Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45 per share in cash, would send a clear message to Dexter's Board that it should pursue offers of at least $45 per share and would end the uncertainty as to the minimum bid required to make the poison pill Rights inapplicable. However, you should be aware that adoption of the shareholder resolution would mean that any protection provided by the Rights Agreement would be inapplicable to any proposal to acquire all Dexter shares for at least $45 per share in cash.

Q:       WHAT WILL HAPPEN IF THE POISON PILL RIGHTS AGREEMENT IS INVALIDATED IN
         COURT?

A: We have commenced litigation seeking to invalidate the Rights Agreement under Connecticut law. If the Rights Agreement is invalidated, it will no longer be an obstacle to stock accumulations or offers at any price and no longer would provide the protections referred to above, as advocated by poison pill proponents. If the Rights Agreement is judicially invalidated prior to the 2000 Annual Meeting, we will withdraw our Shareholder Rights Proposals.

Q:       IS ISP PREPARED TO ACQUIRE DEXTER?

A: We are prepared to promptly negotiate and execute a mutually acceptable merger agreement with Dexter. ISP has received from Chase Securities Inc. a letter, dated January 20, 2000, pursuant to which Chase has informed ISP that, based on the information provided to Chase and then-current conditions in the bank syndication market, Chase is highly confident in its ability to arrange senior credit facilities to, among other things, finance the acquisition of Dexter and refinance indebtedness of ISP and Dexter following the acquisition. A highly confident letter is not a binding commitment to provide funds. We have not yet sought a binding commitment (which would involve the payment of commitment fees) because our proposal has been rejected by Dexter's Board. However, we are confident, based on our discussions with Chase, that we could promptly obtain binding commitments if Dexter's Board accepts the ISP Proposal.

Q:       WHY ARE YOU PROPOSING TO REPEAL BYLAWS ADOPTED BY DEXTER'S BOARD?

A: We propose to repeal any Bylaw amendments adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. We are not aware of any amendments made between February 26 and now. We believe that any Bylaw


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         amendments adopted by Dexter's Board prior to the 2000 Annual Meeting are likely to be aimed at frustrating our proposals and therefore are not likely to be in the best interests of the Dexter shareholders. Any Bylaw amendments validly adopted by Dexter's Board prior to the Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If Dexter's Board adopts any such Bylaw amendments before the 2000 Annual Meeting, it will have an opportunity to inform shareholders of the benefits of these amendments and to attempt to persuade shareholders to vote against this proposal.

Q:       WHO CAN VOTE AT THE 2000 ANNUAL MEETING?

A: If you owned Dexter shares on February 25, 2000 (the "Record Date"), you have the right to vote at the 2000 Annual Meeting. We believe that as of the close of business on the Record Date, there were 23,058,969 shares of common stock of Dexter issued and outstanding and entitled to vote. Shareholders have one vote for each share of common stock they own with respect to all matters to be considered at the 2000 Annual Meeting.

Q:      HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO EFFECT THEM?

A: Assuming that a quorum, defined as holders of not less than a majority of the shares of Common Stock outstanding and entitled to vote, is present in person or by proxy at the 2000 Annual Meeting, our proposals can be adopted by the following votes:

        Nominee Proposals -- Election of our nominees will require the affirmative vote of a plurality of the votes cast. The election of our nominees for seven newly-created directorships will not be effective unless our proposed Bylaw amendment increasing the size of Dexter's Board is adopted.

        Proposals Requiring Bylaw Amendments -- We believe that our proposals involving amendments to the Dexter Bylaws will be approved if the votes cast for the respective proposal exceed the votes cast against the respective proposal. Accordingly, our Bylaw amendment proposals could be approved by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. We have received the opinion of our Connecticut counsel, Levett Rockwood P.C., that, to the extent the Dexter Bylaws may require a two-thirds supermajority shareholder vote for an amendment, such provision is invalid under Connecticut law. Levett Rockwood P.C. has consented to the use of its name and the reference to its opinion in this Proxy Statement. We have also instituted litigation seeking to have any such supermajority amendment requirement held ineffective. See "Certain Litigation." If the Bylaws are held to contain an effective supermajority shareholder voting requirement, our proposals involving Bylaw amendments would each require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock.

        Proposals Not Requiring Bylaw Amendments -- Adoption of our shareholder resolution requiring Dexter's Board to amend the Rights Agreement and our Omnibus Proposal providing the order for voting at the 2000 Annual Meeting will


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         be approved if the votes cast for the respective proposals exceed the votes cast against the respective proposals. Accordingly, these proposals could be adopted by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. The shareholder resolution as to the Rights Agreement will not be effective unless our related Bylaw amendment is adopted.

Q: WHAT WILL HAPPEN IF DEXTER SUCCESSFULLY INVALIDATES CERTAIN OF OUR PROPOSALS IN COURT?

A: Dexter has asserted that our proposals to increase the size of Dexter's Board and elect seven additional directors at the 2000 Annual Meeting are invalid. Dexter also has asserted that our Shareholder Rights Proposals are invalid, and that it will not implement these proposals even if they are adopted by the Dexter shareholders. In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, a declaratory judgment that our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law. See "Certain Litigation." While there is a lack of controlling case law in Connecticut to either directly substantiate or directly contradict the validity of our proposals under Connecticut state law, we believe, based on the case law of other jurisdictions and our interpretation of the Connecticut Business Corporation Act and the Dexter Certificate of Incorporation, that all of our proposals are valid. We intend to present all of our proposals at the 2000 Annual Meeting. If any of our proposals were to be finally adjudicated as invalid under Connecticut law, such proposal, even if adopted, would then not be effective.

Q:       WHAT SHOULD YOU DO TO VOTE?

A: Sign, date and return the enclosed GOLD Proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Voting Procedures" on page 31.

Q:       WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:       Please call Innisfree M&A Incorporated toll free at (888) 750-5834.


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                                    IMPORTANT

         PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS CAREFULLY. YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Innisfree M&A Incorporated in the postage-paid envelope provided today.

2. If you have previously signed and returned a WHITE proxy card to Dexter, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE proxy card already sent to Dexter by signing, dating and mailing the enclosed GOLD Proxy Card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2000 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2000 Annual Meeting to InnisFree M&A Incorporated or the Secretary of Dexter, or by voting in person at the 2000 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GOLD Proxy Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD Proxy Card to be issued representing your shares.

4. After signing the enclosed GOLD Proxy Card, do not sign or return the WHITE proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

         If you have any questions about giving your proxy or require assistance, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll-Free: (888) 750-5834
             Banks and Brokerage Firms Call Collect: (212) 750-5833
--------------------------------------------------------------------------------

                          REASONS FOR THE SOLICITATION

         The purpose of our proposals is to facilitate the ISP Proposal or a superior proposal, in which you would receive at least $45 per share in cash, although there can be no assurance that the adoption of our proposals will result in the consummation of such a transaction. Our nominees to Dexter's Board, unlike Dexter's incumbent directors, are committed to pursue the ISP Proposal or a superior proposal. Another reason for our proposals is to permit Dexter shareholders to consider, on their own, the merits of offers for their shares by permitting them to issue instructions to Dexter's Board as to the manner in which the Rights Agreement will be applied to particular offers. In addition, we urge you to direct Dexter's Board now to make the Rights Agreement inapplicable to offers of at least $45 per share in cash for all shares.

         As the largest Dexter shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with the share price performance of Dexter's common stock. Specifically, on December 3, 1999, we discussed with representatives of Dexter our view that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities. Dexter rejected our recommendation. Therefore, on December 14, 1999, we proposed to Dexter a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement. This price represents a premium of 38% over Dexter's closing price on the day immediately prior to our proposal and at that time was higher than the stock had ever traded on the NYSE (the highest stock price prior to our proposal was $43-15/16 per share on December 31, 1997). On December 23, 1999, Dexter's Board rejected our proposal without negotiation. Then, on January 20, 2000, Dexter, in what we believe was an attempt to deter us from pursuing the ISP Proposal, offered to purchase our shares of Life Technologies for $49 per share, which offer we rejected. On January 27, 2000, we announced our intent to commence this proxy solicitation.

         Following the public announcement of our proxy solicitation, Dexter's Board announced on February 9, 2000 that it would allow us to review certain non-public information concerning Dexter and Life Technologies to determine whether we would be willing to increase our $45 proposal. Dexter stated "[d]o not misread the Board's decision or its intentions: we have made no decision to sell the Company or to explore a sale of the Company or to test the market for a possible sale of the Company, and no one else will be invited into the data room." Less than three weeks later, on February 28, 2000, Dexter announced that it would "institute a process in which we will survey all of the Company's available options" and that "third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations." However, Dexter emphasized that its Board "has made no decision to sell the Company at this time." We note that Dexter has not entered into negotiations with us relating to the ISP Proposal.

         Based on the statements and conduct of Dexter's Board referred to above, we do not believe that the incumbent Dexter directors have committed to pursue the ISP Proposal or a superior proposal. Our nominees, unlike Dexter's incumbent directors, are committed to pursue the ISP Proposal or a superior proposal. All determinations made by our nominees, if elected, as well as those made by Dexter's incumbent directors, if re-elected, will be subject to their fiduciary duties to Dexter shareholders. Two of our nominees, Samuel J. Heyman and Sunil Kumar, are affiliated with ISP and, if elected to Dexter's Board, would not participate in any Board action relating to the ISP Proposal or any other business combination transaction while our acquisition proposal remains in effect, and would act in accordance with their fiduciary duties to Dexter shareholders with respect to any action they do take as directors.

         We are prepared to promptly negotiate and execute a mutually acceptable merger agreement with Dexter. ISP has received from Chase Securities Inc. a letter dated January 20, 2000 pursuant to which Chase has informed ISP that, based on the information provided to Chase and then-current conditions in the bank syndication market, Chase is highly confident in its ability to arrange senior credit facilities to, among other things, finance the acquisition of Dexter, refinance indebtedness of ISP and Dexter, pay anticipated expenses and provide working capital for the combined companies following the acquisition. A highly confident letter is not a binding commitment to provide funds. We have not yet sought a binding commitment (which would involve the payment of commitment fees) because our proposal has been rejected by Dexter's Board. However, we are confident, based on our discussions with Chase, that we could promptly obtain binding commitments if Dexter accepts our proposal. We have also engaged Chase Securities Inc. to serve as our financial advisor in connection with any business combination transaction involving Dexter.

         In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, (1) a declaratory judgment that our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law, that any supermajority voting requirement contained in Dexter's Bylaws is invalid, and that the Rights Agreement is invalid, and (2) an order requiring that the 2000 Annual Meeting be held no later than April 30, 2000. While there is a lack of controlling case law in Connecticut to either directly substantiate or directly contradict the validity of our proposals under Connecticut state law, we believe, based on the case law of other jurisdictions and our interpretation of the Connecticut Business Corporation Act and the Dexter Certificate of Incorporation, that our proposals are valid. However, if any of our proposals were to be finally adjudicated as invalid under Connecticut law, such proposal, if adopted, would then not be effective. See "Certain Litigation."

         We are soliciting your proxy to vote in favor of the following proposals at the 2000 Annual Meeting:

         THE NOMINEE ELECTION PROPOSALS

         (1) The election of our slate of nominees to replace the three directors whose terms expire at the 2000 Annual Meeting (the "Director Election Proposal");

         (2) A Bylaw amendment that would increase the size of Dexter's Board to permit our nominees for directorships, if elected, to constitute a majority of Dexter's Board (the "Board Size Bylaw Proposal");

         (3) The election of our slate of nominees to fill the vacancies created by the increased number of directorships (the "Additional Directors Election Proposal");

         THE SHAREHOLDER RIGHTS PROPOSALS

         (4) A Bylaw amendment that would require Dexter's Board to make certain amendments to Dexter's "Poison Pill" Rights Agreement or redeem the Rights issued thereunder if Dexter shareholders instruct Dexter's Board to do so by majority vote, and not to adopt a new rights agreement without shareholder approval (the "Poison Pill Bylaw Proposal");

         (5) A shareholder resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45 per share in cash (the "Poison Pill Amendment Proposal");

         THE VOTING RIGHTS PROPOSALS

         (6) A shareholder resolution repealing any and all amendments made by Dexter's Board of Directors to the Bylaws after February 26, 1999 (the "Bylaw Repeal Proposal"); and

         (7) A resolution providing the order for voting at the 2000 Annual Meeting (the "Omnibus Proposal").

         EACH OF OUR PROPOSALS IS SEPARATE AND DISTINCT FROM EACH OTHER PROPOSAL. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT THE ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE BOARD SIZE BYLAW PROPOSAL IS ADOPTED AND THE POISON PILL AMENDMENT PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE POISON PILL BYLAW PROPOSAL IS ADOPTED. DEXTER HAS ASSERTED THAT CERTAIN OF OUR PROPOSALS ARE INVALID. IF ANY PROPOSAL IS ADJUDGED INVALID UNDER CONNECTICUT LAW, IT WILL THEN NOT BE EFFECTIVE. SEE "CERTAIN LITIGATION."

         BY ADOPTING OUR PROPOSALS YOU WILL BE GIVEN THE OPPORTUNITY TO ELECT NOMINEES TO FORM A MAJORITY OF DEXTER'S BOARD WHO ARE COMMITTED TO PURSUE THE ISP PROPOSAL OR A SUPERIOR PROPOSAL, AND YOU WILL BE GIVEN THE RIGHT TO DECIDE WHETHER DEXTER'S POISON PILL RIGHTS AGREEMENT SHOULD APPLY TO SUCH A TRANSACTION. YOU SHOULD NOTE THAT THERE CAN BE NO ASSURANCE THAT THE ADOPTION OF OUR PROPOSALS WILL ENSURE THE CONSUMMATION OF SUCH A TRANSACTION. WE RECOMMEND THAT YOU SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY IN FAVOR OF OUR PROPOSALS.

                               CERTAIN LITIGATION

         On January 27, 2000, we commenced a lawsuit against Dexter and seven members of Dexter's Board of Directors in the United States District Court for the District of Connecticut. International Specialty Products Inc. and ISP Investments Inc. v. Dexter Corporation, et al., Civil Action No. 3:00 CV 157
(SRU). The Dexter directors who are named as defendants are K. Grahame Walker, Henrietta Holsman Fore, Robert M. Furek, Edgar G. Hotard, Peter G. Kelly, Jean-Francois Saglio and George M. Whitesides.

         Count I of the Complaint alleges that Article X of the Dexter bylaws, to the extent it requires a two-third supermajority vote of Dexter shareholders to amend Dexter's bylaws, is invalid under ss. 33-807 of the Connecticut Business Corporation Act, which permits supermajority voting provisions only if expressly authorized by the certificate of incorporation. The Complaint alleges that Dexter's certificate of incorporation does not authorize a supermajority provision in the bylaws and therefore any two-thirds voting requirement in
Article X constitutes an ultra vires act of the board of directors and may not be enforced. Accordingly, the Complaint seeks a declaratory judgment that: (i) if Article X of the Dexter bylaws imposes a supermajority voting requirement, then it is invalid, void and of no effect under Connecticut law; and (ii) Dexter's shareholders may alter, amend or repeal any Dexter bylaw or bylaws without a supermajority vote. The Complaint also seeks preliminary and permanent injunctive relief barring enforcement of a supermajority voting requirement in
Article X of Dexter bylaws.

         Count II of the Complaint alleges that Dexter's poison pill shareholder rights plan violates ss. 33-665(a) of the Connecticut Business Corporation Act, which states, in relevant part, that "[a]ll shares of a class shall have preferences, limitations and relative rights identical with those of other shares of the same class." The Complaint alleges that Dexter's poison pill violates ss. 33-665 because it impermissibly discriminates among shares of the same class of stock by entitling all holders of Dexter common stock, except shareholders owning 11 percent or more of Dexter's outstanding shares who do not file a Schedule 13G with the SEC stating that their ownership position has been acquired without any intent to change or influence control of Dexter, to exercise the right under certain circumstances to obtain additional shares of Dexter common stock in exchange for one-half of the then current market price of Dexter common stock. Accordingly, the Complaint seeks a declaratory judgment that Dexter's poison pill violates Connecticut law and is ultra vires, invalid, void and of no effect. The Complaint also seeks preliminary and permanent injunctive relief barring enforcement of Dexter's poison pill.

         Counts III, IV and V of the Complaint allege that ISP's Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are each valid under Connecticut law, consistent with Dexter's certificate of incorporation and may be voted upon at Dexter's 2000 annual meeting. The gravamen of these claims is that Dexter's shareholders have the authority to:
(i) amend the bylaws in order to create

(and then elect directors to fill) new directorships; (ii) amend the bylaws to require directors to modify poison pills and prevent the board from adopting a new poison pill without shareholder approval; and (iii) amend or repeal bylaws and bar directors from vetoing shareholder determinations to amend or repeal bylaws.

         Accordingly, the Complaint seeks a declaratory judgment that: (i) Dexter's shareholders have the lawful right to increase the size of Dexter's Board by amending the bylaws and to fill all newly created directorships by majority vote at the 2000 annual meeting; (ii) that Dexter's shareholders have the lawful right to amend the bylaws to require that Dexter's Board amend the poison pill or redeem the rights issued under the rights plan and to prevent the board from adopting further poison pills without shareholder approval; and (iii) that the Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law and consistent with Dexter's certificate of incorporation, are the proper subjects for action by Dexter's shareholders and may be voted upon by shareholders at Dexter's 2000 annual meeting. The Complaint also seeks preliminary and permanent injunctive relief permitting a shareholder vote on these proposals at Dexter's 2000 annual meeting.

         Count VI of the Complaint alleges that Dexter's directors have breached their fiduciary and other legal obligations to the company and its shareholders, including ISP, by, among other things, amending Dexter's poison pill in October 1999 to apply to 11 percent shareholders who do not file a Schedule 13G with the SEC stating that their ownership position has been acquired without any intent to change or influence control of Dexter, refusing to consider with the care, loyalty and good faith required by law ISP's proposal to purchase all of Dexter's shares at a price of $45 per share, seeking to entrench themselves in office and failing to pursue opportunities and transactions that would benefit Dexter's shareholders and which are in the company's best interests.

         The Complaint seeks a declaratory judgment that Dexter's directors may not breach their fiduciary obligations by acting to impede or block an offer for Dexter shares at a price of $45 per share or more in cash either by utilizing Dexter's poison pill or refusing to approve the transaction under ss. 33-844 of the Connecticut Business Corporation Act (which prohibits certain transactions with interested shareholders for a five-year period unless approved by the board). The Complaint also seeks preliminary and permanent injunctive relief barring Dexter's directors from acting to impede or block such an offer for Dexter's shares either by utilizing the poison pill or refusing to approve the transaction under ss. 33-844 of the Connecticut Business Corporation Act. In addition, the Complaint seeks injunctive and declaratory relief preventing Dexter's directors from conducting Dexter's 2000 annual meeting of Dexter's shareholders after April 30, 2000. Furthermore, the Complaint seeks money damages arising from the directors' breach of their legal obligations.

         On or about March 9, 2000, Dexter and the individual director defendants filed a motion for partial summary judgment seeking dismissal of Count III of ISP's Complaint, which concerns ISP's proposed bylaw amendment to increase the size of Dexter's board of directors. ISP intends to oppose this motion.

         None of ISP's nominees are named parties to the litigation. Two of ISP's nominees, Samuel J. Heyman and Sunil Kumar, however, are affiliated with ISP and ISP

Investments Inc., which are the named plaintiffs in the litigation. Mr. Heyman is also the beneficial owner (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP.

                          BACKGROUND AND RECENT EVENTS

         We began purchasing shares of Dexter and Life Technologies common stock in September 1998 because we believed that the shares of both companies were substantially undervalued. As the largest Dexter shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with the share price performance of Dexter's common stock. Specifically, we have discussed with representatives of Dexter a recommendation with respect to the separation of Life Technologies and Dexter. Dexter rejected our recommendation. Therefore, on December 14, 1999, we proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement. Set forth below is a summary of events leading up to and following our proposal.

         Life Technologies is the surviving corporation of a merger in 1983 of Bethesda Research Laboratories, Inc. with a Dexter-owned subsidiary. Dexter owned approximately 52% of the outstanding stock of Life Technologies in 1998.

         On July 7, 1998, Dexter proposed to purchase the remaining 48% of the outstanding shares of Life Technologies that it did not already own, at a purchase price of $37 per share in cash. The proposal was made subject to, among other things, the approval of the Board of Directors of Life Technologies, and, since a majority of the Life Technologies Board was affiliated with Dexter, the approval of the Life Technologies Board's unaffiliated directors. Following receipt of Dexter's proposal, Life Technologies's Board of Directors formed a special committee of independent directors (the "Special Committee") to consider and respond to the proposal. Thomas H. Adams, Ph.D., Frank F. Samuel, Jr. and Iain C. Wylie were appointed as the members of the Special Committee, with Dr. Adams to act as chairman. The Special Committee retained outside counsel and a nationally recognized investment banking firm to assist in their analysis of Dexter's proposal.

         After a comprehensive valuation of Life Technologies and its prospects by the Special Committee and its advisors, on October 27, 1998, the Special Committee reported to the Life Technologies Board that it would be unable to recommend that Life Technologies shareholders accept Dexter's offer of $37 per share of Life Technologies stock. Among its findings, the Special Committee reported that:

         A. it did not believe that Dexter's proposal adequately reflected the value of the prospects of Life Technologies; in particular, the Special Committee noted that Dexter's proposal did not adequately address the value of Life Technologies's research and development pipeline;

         B. it had received inquiries from a third party interested in acquiring all of Life Technologies at a price in excess of Dexter's $37 per share offer, but was unable to respond to such offer because Dexter had advised that it was not interested in disposing of its controlling block of Life Technologies shares; and

         C. Dexter's proposed purchase price of $37 per share of Life Technologies common stock was substantially below the $50+ range which the Special Committee considered an appropriate price range for shares of Life Technologies at that time.

         In response to the Special Committee's findings, K. Grahame Walker, Chairman and Chief Executive Officer of Dexter and Chairman of the Board of Life Technologies, proposed that the Life Technologies Board disband the Special Committee. Mr. Walker also announced that Dexter was withdrawing its original proposal and would make an offer directly to the shareholders of Life Technologies to tender their shares for $37 per share in cash. All five of the directors affiliated with Dexter, representing a majority of the Life Technologies Board, voted in favor of a resolution to disband the Special Committee, while all three members of the Special Committee voted against the resolution. A few days thereafter, two of the three independent Life Technologies directors who served on the Special Committee (Messrs. Samuel and Wylie) resigned as directors of Life Technologies in protest of the disbanding of the Special Committee.

         In his resignation letter, dated November 3, 1998, to the Life Technologies Board, Frank E. Samuel, Jr. stated that Dexter's proposal "ignored important components of Life Technologies's overall value, including the value of the products in Life Technologies's R&D Pipeline." Mr. Samuel further characterized Dexter's Proposal as "heavyhanded" and as a "coercive attempt to buy out the [Life Technologies] public stockholders at a price which, I believe, deprives these stockholders of the significant inherent values to which they are rightfully entitled." Iain C. Wylie, in his resignation letter to the Life Technologies Board, echoed Mr. Samuel's concerns with respect to Dexter's proposal.

         Despite the Special Committee's findings, on November 2, 1998, Dexter commenced a tender offer for the outstanding shares of Life Technologies at $37 per share. Dexter also announced its intention to acquire any shares not purchased in the tender offer through a second-step merger in which the remaining shareholders would receive the same share price paid in the tender offer.

         On November 16, 1998, Life Technologies filed a Schedule 14D-9 Solicitation/Recommendation Statement in which Life Technologies disclosed that the Life Technologies Board would remain neutral and express no opinion with respect to Dexter's tender offer, since a majority of the Life Technologies Board was affiliated with Dexter. However, Life Technologies included in the
Schedule 14D-9 the view of the Special Committee that the shareholders should reject Dexter's tender offer and not tender their shares, along with the analysis by the investment banking firm hired by the Special Committee which detailed its finding that Dexter's offer price was inadequate to Life Technologies shareholders.

         On December 7, 1998, Dexter amended its tender offer by increasing the purchase price from $37 per share to $39.125 per share and dropping the condition that Dexter acquire at least 80% of the outstanding shares of Life Technologies following the consummation of the tender offer. Upon the completion of the tender offer, Dexter owned approximately 71% of the outstanding shares of Life Technologies.

         Shortly after the commencement of Dexter's tender offer, in November 1998, we filed a Schedule 13D with respect to our beneficial ownership of shares of Life Technologies. On November 25, 1998, we signed an agreement with Bear, Stearns & Co. Inc., The Frederick R. Adler Intangible Asset Management Trust, The Cohen Revocable Trust and Annie Chang, each of whom is a shareholder of Life Technologies, to form a group (the "Life Technologies Group") for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement was for a term of six months and provided for, among other things, each party not to sell or otherwise dispose of its Life Technologies shares without the consent of the other parties to the agreement. Thereafter, we, together with the other members of the Life Technologies Group, filed an amendment to our Schedule 13D reporting our group ownership of Life Technologies shares. On December 2, 1998, each of York Capital Management, L.P., JGD Management Corp. and York Investment Limited became members of the Life Technologies Group, and on December 18, 1998, each of Idoya Partners, Prescott Associates, Prescott International Partners, L.P., Thomas W. Smith as Trustee for the Jack McKenzie Trust Under Agreement Dated April 12, 1992, Thomas W. Smith as Trustee for the Leo Carroll Wolfensohn Trust Under Agreement Dated March 9, 1994 and Thomas W. Smith (collectively, the "Prescott Entities") joined the Life Technologies Group, in each case by entering into similar agreements with the other existing members of the Life Technologies Group. Additional amendments to our Schedule 13D were filed to reflect the additional members of the Life Technologies Group, so that, as of December 23, 1998 we, together with the other members of the Life Technologies Group, owned approximately 26.2% of the outstanding shares of Life Technologies. On that date, ISP individually owned approximately 14.75% of the outstanding shares of Life Technologies.

         On February 1, 1999, the common stock of Life Technologies was delisted from the Nasdaq Stock market because of Life Technologies's inability to remain in compliance with certain maintenance standards required for continued listing, including the number of shareholders and public float requirements, as a result of Dexter's completed tender offer for Life Technologies's stock. Life Technologies currently remains a reporting company under the Securities and Exchange Commission rules and its common stock is available for quotation on the OTC Bulletin Board.

         On July 26, 1999, Life Technologies announced that its Board had decided to discontinue regular quarterly dividends on its common stock.

         On September 27, 1999, pursuant to an amended Schedule 13D filing, we disclosed that we beneficially owned approximately 9.98% of the outstanding common stock of Dexter. Soon thereafter, on October 4, 1999, Dexter's Board amended the Company's Rights Agreement to lower the threshold of beneficial ownership that will trigger the defensive provisions of the Rights Agreement from 20% to 11% of the outstanding common stock of Dexter, applicable to any shareholder who does not file a Schedule 13G with the SEC stating that its ownership position has been acquired without any intent to change or influence control of Dexter.

         On December 3, 1999, representatives of ISP and Dexter met to discuss our dissatisfaction with Dexter's share price performance. At such meeting, we expressed our belief that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter, for reasons detailed in Mr. Heyman's letter to Mr. Walker on December 14, 1999. Our representatives noted that there are no apparent synergies between Dexter and Life Technologies that would justify Dexter's continued control of Life Technologies and, as an independent company, Life Technologies would likely have greater access to the capital markets and receive a higher level of analyst coverage. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities. We further offered to work with Dexter to try to develop a tax efficient strategy, subject to a proper business purpose, to separate Dexter and Life Technologies.

         On December 6, 1999, pursuant to an amended Life Technologies 13D filing, we disclosed that our initial group agreements with other Life Technologies shareholders, which had been renewed and extended on May 10, 1999, had been further extended until September 30, 2000 by all of the members of the Life Technologies Group other than the Prescott Entities. Currently, the continuing members of the Life Technologies Group beneficially own approximately 21.7% of the outstanding shares of Life Technologies.

         After receiving no response to our proposal made during the December 3, 1999 meeting, on December 14, 1999, Samuel J. Heyman, Chairman of the Board of ISP, sent the following letter to Mr. Walker proposing to acquire all of the shares of Dexter not owned by ISP for a price of $45 per share:

         Dear Grahame:

               It was nice meeting with you, John Thompson, and Bruce Beatt on December 3rd.

               As Kumar Shah and I indicated to you, our interest is in the realization of shareholder values for all Dexter Corporation and Life Technology shareholders. In this connection, based on our analysis, we believe that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity, or in combination with another similarly strategically situated company, rather than in combination with Dexter Corporation. We also believe that it will be in the best interests of both companies and their respective shareholders if Dexter Corporation and Life Technologies were separate corporate entities.

               The overriding reason for this conclusion stems primarily from the fact that there are practically no overlaps and the companies add no value to each other. Specifically, Dexter Corporation's R&D, product development and manufacturing technology have no interface, and lack any synergy, with Life Technologies. Furthermore, we believe that Dexter Corporation has restrained Life Technologies' growth by limiting

         Life Technologies' R&D expenditures, new product development and new product introductions. Marketing, sales and distribution likewise provide no crossover benefits for the two companies. In addition to the operational issues, we note that Dexter Corporation management has little or no experience in the life science field.

               From a financial perspective, as an independent company, Life Technologies would have much greater access to the capital markets, without the constraints of Dexter Corporation's financial profile. Life Technologies, as a pure play on which analysts and shareholders can more clearly and easily focus, would attract a high level of Wall Street coverage, providing the opportunity to achieve P/E multiples similar to those achieved by others, who serve the same market. This would enable Life Technologies to consummate attractive stock acquisitions and mergers in the emerging life science field, which you acknowledge has been constrained under your ownership.

               Finally, as an independent company, or as part of a high technology company serving the biotechnology industry, Life Technologies would be in a position to provide greater incentives for its executives. Through making available stock options with a significant upside potential to all key-operating employees, Life Technologies would be providing a better opportunity to attract, hire, and most importantly, retain quality personnel to insure and maximize its continued profitable growth.

               As a substantial shareholder of both Dexter Corporation and Life Technologies, it is our position that, for the foregoing reasons, there is value to be realized in the separate corporate existence of these two entities. At our meeting, while I was pleased that you appeared to share our view that there are few, if any, synergies between Dexter Corporation and Life Technologies, I had hoped that you would be more receptive to our proposal. However, since that time, by your lack of response and your recent comments to security analysts, it appears that you disagree with our approach to maximizing shareholder value nor do you appear to have in mind any alternative strategy for accomplishing the same goal.

               As long term shareholders of both Dexter and Life Technologies, we think we have been more than patient. Our Board has therefore decided to propose acquiring all of the Dexter Corporation common stock not owned by ISP and its affiliates for a price of $45.00 per share subject to the execution of a mutually acceptable merger agreement. Such a price represents a 38% premium over where Dexter Corporation closed last night (32-9/16), and is higher than the stock has ever traded. In addition, if you would provide us additional information on Dexter Corporation and Life Technologies that justifies an increased price we would be willing to pay more. We would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders).

               We and our advisors are available to move quickly to consummate this transaction. Grahame, please let me know how you and your Board would like to proceed.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

         On December 14, 1999, Dexter issued a press release indicating that it has received ISP's December 14 letter and that Dexter's Board would consider ISP's proposed offer, but noting that the December 14th letter did not mention a source of funds for ISP's cash offer.

         In response to Dexter's press release, on December 16, 1999, Mr. Heyman sent the following letter to Mr. Walker:

         Dear Grahame:

               I note from Dexter's news release yesterday your mention that our letter "contained no information concerning the source of funds for its proposal."

               In this regard, we intend to finance with bank borrowings and will provide commitments for such financing as appropriate.

               As I indicated in yesterday's letter, we stand ready with our advisors to meet with you as soon as possible regarding all aspects of the proposed merger agreement.

               All the best.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

         On December 23, 1999, Mr. Walker sent the following letter to ISP rejecting ISP's offer to purchase the outstanding shares of Dexter:

         Dear Mr. Heyman:

               On behalf of Dexter's Board of Directors, I am replying to your letter of December 14.

               The Board has carefully considered your proposal to negotiate an acquisition of Dexter at a price of $45 per share. It has discussed the proposal as well as the strategic initiatives mentioned in your letter with the company's management and its advisors - Lehman Brothers and Skadden, Arps. The Board has received an opinion from Lehman Brothers that $45 per share is inadequate from a financial point of view to the stockholders of Dexter. It is the unanimous view of the Board of Directors that your proposal is both inadequate and contrary to the best interests of the stockholders of Dexter. Accordingly, it is hereby rejected.

               We noted with interest the research comment on your proposal published by Merrill Lynch the same day you made it. Merrill Lynch said, "... the bid is too low. It appears that ISP could be just trying to put Dexter in play." The comment also noted: "Interestingly, ISP's total bid for Dexter is only slightly larger than Dexter's bid for Life Technologies - an offer that was deemed as too low by ISP management." New Vernon Associates, an institutional research firm, was even more definitive in its characterization of the ISP proposal. "Mr. Heyman is clearly playing the role of arbitrageur here. There is little or no strategic fit between ISP and either Dexter or Life Technologies." Yet a third report published by Schroders on December 15 was to a similar effect.

               The Board has thoroughly reviewed the company's present circumstances in light of your public proposal to acquire Dexter for an inadequate price, ostensibly to separate Dexter and Life Technologies. In consequence of that review, they have asked me to share the following additional thoughts with you.

               The Dexter Board is committed to its business strategy of maximizing the long-term growth of Dexter through its investment in Life Technologies. It will continue these efforts, despite any attempt on your part to divert their benefits for ISP's short-term interests, as you have done in numerous other cases in which you purchased shares of a company - purporting to espouse stockholder interests - and subsequently sold out your position at a profit.

               Last year, in pursuit of its shareholder value growth strategy, Dexter decided to strengthen its focus on life sciences. Among other initiatives, it sought to acquire the public minority shares of Life Technologies. Your company opportunistically intervened to frustrate this objective and bought 15% of the outstanding shares in the open market, while Dexter was proceeding with its tender offer at a price that was available to every LTI stockholder. Our Board's plan was to realize synergistic benefits and cost savings from 100% ownership of LTI, in addition to securing our platform for growth in life sciences. The Dexter stockholders have been denied those benefits and the related stockholder value enhancement by your actions, not by any inadequacy in our basic strategy.

               The second phase of your opportunistic strategy was an open-market purchase program in Dexter shares which purported to be "for investment purposes only." Immediately after you assembled a 10% block, you dropped your pretense of being a passive investor. You invited yourself to a meeting with management, asserted Dexter and Life Technologies should be separated, waited 11 days and then made a public unsolicited acquisition proposal at an inadequate price benefiting only ISP and not all Dexter stockholders. Your disregard for the interests - indeed welfare - of Dexter stockholders is especially exemplified by the fact that both Moody's and Standard & Poor's have now put Dexter on credit watch with negative implications expressly as a result of the apprehension that ISP will over-leverage in order to combine with Dexter.

               You have also made some factual assertions about Dexter and Life Technologies which are simply wrong and which are potentially damaging to one or both companies. Dexter has not been a restraining influence on LTI's R&D spending. Indeed, you sought to elicit such a statement from the Life Technologies management in your meeting with them but they declined to provide it. Nor is there any basis for your claim that Dexter's ownership of LTI shares makes it difficult to attract, hire and retain quality management. Quite simply, that has not been the case. Your contention further implies that the current management of LTI is not first rate, a similarly baseless suggestion.

               You have mischaracterized the relationship between Dexter and Life Technologies, and your position is internally inconsistent. You affirmatively asserted in our conversation on December 3 that Life Technologies has no place with ISP. We agree. However, it is illogical and self-contradictory for you to suggest that you wish to acquire Dexter in order to spin off Life Technologies in some unspecified transaction likely to have adverse tax consequences to all participants. Second, and more important by far, we are convinced that both Dexter and Life Technologies have bright future prospects which justify a valuation of Dexter shares significantly in excess of what is reflected in the current market price. We fervently hope (and strongly recommend) that you return your managerial focus to your own companies, leaving the stewardship of Dexter and LTI where it belongs - with their respective Boards.

                                    Sincerely

                                    /s/ K. Grahame Walker

         In a complaint filed in Connecticut Superior Court dated January 18, 2000, Lee Brennan and Ellis Investments LTD. asserted claims on behalf of themselves and a putative class consisting of all Dexter shareholders (other than the defendants and any person or entity affiliated with them) against Dexter, Mr.Walker and the directors of Dexter, asserting claims which were previously brought separately in the Delaware courts. In their complaint, such shareholders allege, among other things, that "[i]n rejecting the ISP offer, reducing the threshold for activation of the shareholder rights plan and failing to make any attempts to negotiate with ISP, [Dexter, Mr. Walker and Dexter's Board] have acted wrongfully to the detriment of Dexter public stockholders."

         On January 20, 2000, Dexter announced that it had sent a letter to Life Technologies proposing to acquire for $49.00 per share the 28.5% of Life Technologies that Dexter does not own in a merger transaction. Dexter asked for "appropriate indications of support" for the merger from ISP and the other members of the 13D group.

         On January 27, 2000, Mr. Heyman sent the following letter to Mr.
Walker:

         Dear Grahame:

               In view of ISP's $45 all cash offer and our stated willingness to pay more if additional information justified a higher price, I was disappointed that your

         Board did not decide to encourage negotiations with a view toward increasing shareholder value for Dexter shareholders. Its refusal to do so leaves us no choice but to take our proposal directly to our fellow shareholders.

               We are today delivering to your Corporate Secretary a notice of our intention to present a series of resolutions at your April Annual Meeting. The effect of the resolutions is to elect ten of our nominees to the Dexter Board, including eight directors independent of ISP, who are committed to considering and pursuing ISP's offer or a superior proposal. We are also proposing a by-law amendment and a resolution requiring Dexter's Board to remove its "poison pill" in favor of offers for all shares of at least $45 per share in cash. We intend to solicit proxies in favor of these resolutions.

               Your December 23rd letter questioned the seriousness of ISP's intent. First, as you know, ISP currently holds a stake in Dexter which is more than five times that held by Dexter's entire Board. Second, so that there should be no doubt as to our ability to finance the acquisition, Chase Securities Inc. advised us, confirmed in writing, that they are highly confident in their ability to arrange the credit facilities for this acquisition.

               There are so many inaccuracies and mischaracterizations in your letter that I find it difficult to know where to start. By way of just one example, your heavy reliance upon security analysts to defend your rejection of our proposal is misplaced. For instance, in comparing ISP's offer to Dexter's bid last year for Life Technologies, the Merrill Lynch report contained an error of almost $300 million by ignoring the value of the minority interests. Also, you failed to quote a relevant section of the New Vernon Associates report you cited, which states the following: "there is little or no interplay between the company's [Dexter's] industrial and life sciences businesses," "we do find merit in his [Mr. Heyman's] initiative to separate the company's [Dexter's] disparate assets," and "in our view Dexter's ownership of LTEK is constraining the latter company's ability to recruit and retain key employees." With regard to the last point, it should be made clear that we indeed view the management of Life Technologies as first rate. However, your attempted squeeze-out of the minority shareholders more than a year ago resulted in the elimination of meaningful stock incentives for Life Technologies executives, which ultimately impacts the ability to retain and recruit key personnel.

               As you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer. Parenthetically, it should be noted that Dexter's own shareholders appear to have rejected its business strategy as well, as Dexter's stock price has declined substantially since the company's rejection of our offer and its decision to attempt to acquire 100% of Life Technologies. It is apparent from the timing of Dexter's offer for our Life Technologies shares, coming on the heels of ISP's $45 per share offer for Dexter, upon which many of Dexter's shareholders have relied, seeks to divert ISP from a course of action designed to maximize shareholder values for all Dexter shareholders. In this connection, we believe that Dexter's attempt to deter us by providing benefits to ISP not available to other Dexter shareholders is simply not appropriate.

               Grahame, I just do not think it would be productive at this time to respond to your mischaracterizations and attempts to impugn our motives - which by the way I do not appreciate. The real issue here, however, is the maximization of shareholder value for all Dexter shareholders, and I believe that shareholders will more likely benefit from a dialogue along this line. In fact, I would be willing to appear with you before any group of Dexter shareholders to discuss the merits of Dexter's proposed course of action vs. ISP's offer.

                  All the best.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

         Also on January 27, 2000, we gave formal written notice to Dexter of our intention to bring our proposals before the 2000 Annual Meeting. On that same day, we filed a complaint against Dexter and seven members of Dexter's Board in the United States District Court for the District of Connecticut. The Dexter directors who are named as defendants are K. Grahame Walker, Henrietta Holsman Fore, Robert M. Furek, Edgar G. Hotard, Peter G. Kelly, Jean-Francois Saglio and George M. Whitesides. See "Certain Litigation." These developments were reflected in an amended 13D filing with respect to our Dexter shares on the same day.

         On January 28, 2000, we, together with the other members of the Life Technologies Group, amended our 13D filing to reflect the group's rejection of Dexter's offer to purchase shares of Life Technologies. Also on January 28, we demanded a copy of Dexter's shareholder list and certain other corporate information to which we are entitled under the Connecticut Business Corporation Act, by no later than February 7, 2000.

         On February 4, 2000, Dexter acknowledged its receipt of our written notice to bring our proposals before the 2000 Annual Meeting. Shortly thereafter, by letter dated February 7, 2000, Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, acknowledged its receipt of our demand for a copy of Dexter's shareholder list and certain other corporate information. In its February 7 letter, Dexter's counsel stated that ISP needed to provide Dexter with a certified check in the amount of $1,454.86 to cover expenses incurred by Dexter in providing the requested materials before such materials would be made available, and a check was forwarded by ISP to Dexter promptly thereafter. Certain, but not all, of the materials requested were received on February 11, 2000.

         On February 8, 2000, Dexter's Board amended the Rights Agreement, causing the poison pill Rights to be inapplicable to any offer which is for all shares, is substantially unconditional, remains available to shareholders for 60 days, is supported by firm financing commitments and is for a price which is, in the opinion of Dexter's financial advisor, fair from a financial point of view.

         On February 9, 2000, Mr. Walker sent the following letter to ISP responding to ISP's notice of its intention to present its proposals and director nominations at the 2000 Annual Meeting:

         Dear Mr. Heyman:

               Just last month ISP disclosed that your company's 4th quarter operating results would be 40% to 57% below analysts' estimates and that full fiscal year operating results would be 19% to 20% below analysts' estimates. You publicly attributed ISP's disappointing performance to "substantial unabsorbed manufacturing costs" and to "competitive pressures." With evidence of this kind of managerial dereliction so recently emerging, we are incredulous that you have apparently launched a campaign that deflects the focus from concentrating on improving your own poor results to one that will inevitably harass and distract Dexter's Board and its management at this crucial time in our company's history. We think ISP's stockholders have a right to expect undivided and more effective attention to ISP's obvious strategic and operational deficiencies. We think they are entitled to expect that you would not spend hundreds of thousands of dollars - to say nothing of the time, effort and managerial distraction ISP will devote to matters unrelated to its immediate business problems
         - to run a spurious and legally defective proxy campaign in support of your invitation to negotiate that has been rejected.

               However, since you are anxious to pursue a course of action that can be harmful to our shareholders and to yours, you leave us with no reasonable alternative but to deal with you in the most responsible manner that we can. To that end, our Board has authorized the following actions:

               1. Specifically to address your claim of "[ISP's] stated willingness to pay more [than $45 per share] if additional information justified a higher price," we are prepared to make available a due diligence data room containing detailed and comprehensive information relating to both Dexter and Life Technologies. Because our Board and its advisors believe that your offer is inadequate from a financial point of view, we are inviting ISP to send representatives into the data room for the purpose of ascertaining whether you are indeed willing to pay more. If you wish, you are welcome to bring representatives of your lender Chase Securities Inc. with you. We are prepared to respond to reasonable requests for additional information and we will make appropriate members of senior management available for presentations and question/answer sessions that should provide you with more than adequate "additional information." We accept your offer of a confidentiality agreement in this connection. We accept in principle your limitation that the agreement not "limit your rights as shareholders" by which we mean one which will not prevent you from making a tender offer to Dexter stockholders, proceeding with your proxy campaign or making a proposal to the Board of Dexter.

               Do not misread the Board's decision or its intentions: we have made no decision to sell the company or to explore a sale of the company or to test the market for a possible sale of the company, and no one else will be invited into the data room. It is simply the Board's firm belief that Dexter's stockholders should not be victimized by your disingenuous suggestion that your price could be higher but for reasons beyond your control. We offer you the opportunity to conduct a reasonable due diligence so that you can honestly, forthrightly and candidly tell our stockholders what your proposal is - not that it might be higher if ...

               2. Our Board has amended Dexter's stockholder rights plan. As a consequence of the amendment, the rights will not be triggered by and the plan will pose no obstacle for any offer to our stockholders for all shares which Dexter's financial advisor opines is fair from a financial point of view, is supported by liquid funds on hand or by fully committed financing, is substantially unconditional and has been open to Dexter stockholders for at least 60 calendar days. Although we believe your rights plan proposals for our stockholder meeting are illegal and unenforceable, we have elected to preempt this issue. We believe our stockholders' interests will be better served if we relieve them of the burden of a lot of rhetorical sound and fury from ISP designed to obfuscate its plan and intention to seize control of Dexter without paying a fair price for the company.

               3. We will address your proposals for Dexter's 2000 Annual Meeting of Stockholders separately. However, on the subject of electing directors, Dexter accepts the nomination of yourself, Mr. Kumar and Mr. Peller as timely in accordance with the By-laws.

               You claim Chase Securities Inc. has advised ISP in writing "that they are highly confident in their ability to arrange credit facilities for this acquisition." If that were true, we think ISP owes it to the Dexter stockholders to make an honest, forthright and candid public disclosure of the letter text. We think ISP's failure to do so is yet another instance of its disregard for the federal securities laws which we believe required disclosure of ISP's contracts, arrangements, understandings and relationships with Chase Securities promptly after it received their assurances. We also think ISP's disclosure is legally deficient for failing to describe the transactions in which the funds will be borrowed and the names of the parties thereto.

               In December you said that the impetus for your takeover proposal was, among other things, your belief that it was in the best interests of both Dexter and Life Technologies and their stockholders "if Dexter Corporation and Life Technologies were separate corporate entities." In our meeting you stated that you would support a pro-rata spinoff of the LTI shares owned by Dexter to Dexter stockholders and you stated that such a transaction could be effected on a tax-free basis. We are advised to the contrary. We should provide our stockholders an honest, forthright and candid assessment of this issue. In order to achieve that, we invite you to help us arrange a meeting among our respective tax advisors to reach a common analytical conclusion. We think the Dexter stockholders are entitled to know whether or not there is any possibility that such a transaction could be effected without incurring material tax liabilities at Dexter or for the account of the stockholder recipients of the spinoff.

               There is another allegation in your letter relating to LTI which I feel I must briefly address. You keep talking about Dexter's ability to retain and recruit key personnel at LTI. We have been a majority stockholder of LTI for nearly two decades without any problems either in recruiting or retaining key personnel, and if it were not for the uncertainty that your tactics have introduced we are confident that would continue. I think it particularly telling on the subject of executive retention that, in contract to ISP, LTI has retained its entire senior management team (except the CFO who retired to teach and remains a director of LTI).

               Your letter claims "[a]s you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer." As you know, this statement is false. First, as of this very moment, neither you nor any other member of your current 13D group has spoken or written a word to Dexter in response to our good faith $49 proposal. Second, a former member of your 13D group who owned more than 825,000 shares (about 3.3% of LTI and over 13% of the shares owned by your former 13D group) responded favorably to our proposal, and we acquired those shares for $49 each. Moreover, you also know our offer was in no way an attempt to provide benefits to ISP not available to other Dexter stockholders - it was an offer to buy LTI shares from LTI stockholders, whether or not they were Dexter stockholders. In fact, it was an honest, forthright and candid attempt to resolve a difficult situation created by ISP solely for its own selfish purposes. Although obvious from the terms of our offer, we repeat here for the record there was no condition associated with ISP's reaction to our proposal. As we clearly stated, we were perfectly willing to discuss our proposal with any other stockholders of Life Technologies who wished to do so, and we in fact did that very thing.

               Mr. Heyman, your campaign to anoint yourself as the savior of Dexter stockholders is misleading because, ultimately, it is ISP's own selfish interests which drive your program. The shareholders will understand that. Moreover, it appears that your hand-picked nominees lack the necessary experience in corporate governance and in our industry and none owns a single share of Dexter stock. By contrast, the Dexter Board has demonstrated its independence and commitment to serving the Dexter shareholders. We will continue to forthrightly and clearly articulate our program for value enhancement for our stockholders to consider. I am confident that our stockholders will understand it, agree with it and act accordingly.

                                   Sincerely,

                                   /s/  K. Grahame Walker

         On February 9, 2000, Mr. Heyman sent the following letter to Mr. Walker in response to Dexter's offer to allow ISP to conduct a due diligence review of the business, finances and operations of Dexter and its subsidiaries:

         Dear Grahame:

               We are in receipt of your letter today and, while not commenting on the host of ancillary issues raised, we agree that the central focus should be whether Dexter's shareholders are able to maximize the value of their investment. We take at face value your statement that Dexter is willing to enter into substantive discussions with us regarding ISP's proposal and are delighted that you have taken this step. I have asked our legal counsel to prepare a confidentiality agreement and advise you that we are in a position to move very promptly.

               All the best.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

         On February 9, 2000, Mr. Walker sent the following letter to Mr. Heyman in response to Mr. Heyman's letter of the same date:

         Dear Mr. Heyman:

               Your letter this afternoon suggests that you need to reread my letter of this morning. Please have your counsel contact ours on the subject of a confidentiality agreement. I believe they are well-acquainted.


                                   Sincerely,

                                   /s/ K. Grahame Walker


         On February 23, 2000, ISP and Dexter entered into a confidentiality agreement which provided for ISP to conduct a review of non-public information relating to the business, finances and operations of Dexter and its subsidiaries and which did not contain any standstill provisions. On February 24, 2000, ISP commenced a review of certain information made available by Dexter in a data room.

         On February 28, 2000, Dexter issued a press release in which it announced that it would "institute a process in which we [Dexter] will survey all of the Company's available options." Dexter stated in its press release that although Dexter's Board "has made no decision to sell the Company at this time," it would explore "every available alternative - including a merger or sale of the Company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses." Dexter further stated in its press release that "third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations."

         On March 1, 2000, Dexter filed its preliminary proxy statement with the SEC. Mr. Heyman sent the following letter to Mr. Walker addressing Dexter's February 28 press release and the filing:

         Dear Grahame:

               With regard to your February 28th announcement that your Board "has decided to institute a process in which we will survey all of the Company's options," we would hope that this move was indeed designed with the view toward maximizing shareholder value for all Dexter shareholders as we have been urging for quite some time now. As you know, while your Board has made no decision to sell Dexter at this time, our nominees are committed to pursue ISP's $45 per share merger proposal or a superior proposal.

               We also note Dexter's statement that it will consider a "spin-off or sale of one or more of the Company's businesses." In this connection, we would remind you that ISP's interest continues to be in the acquisition of Dexter as a whole and therefore trust that, before considering any such dismemberment, Dexter will enter into discussions with ISP concerning our acquisition proposal.

               Although we are pleased that you have started to provide us with information, we will need certain additional technical, financial and operating data. We are compiling a separate list concerning these requirements which we will furnish shortly to your representatives, and I would very much appreciate your cooperation with regard to these requests.

               Finally, we have just received your preliminary proxy statement that was filed with the SEC for the first time today. We were shocked and surprised by your decision to selectively choose among the ISP proposals to be presented to Dexter shareholders at this year's Annual Meeting scheduled for April 27 - and especially by your attempt to deny Dexter shareholders the right to vote on our proposal to increase the size of the Dexter Board. We believe this proposal is legal, appropriate, and was timely made, and ISP intends to present this proposal at the Annual Meeting and take all necessary legal action to cause its implementation if passed. We also do not understand your position that Dexter will refuse to follow the wishes of its shareholders in the event that they adopt ISP's Rights Plan proposals.

                                  All the best.

                                   Sincerely,
                                   /s/ Samuel J. Heyman

         On March 9, 2000, in response to Mr. Heyman's March 1 letter, Mr. Walker sent a letter to Mr. Heyman in which he reiterated Dexter's rejection of the ISP Proposal, stating that "[t]here is nothing to discuss or negotiate." Mr. Walker also stated that Dexter is continuing to conduct its previously announced process to explore its alternatives. Finally, Mr. Walker defended Dexter's refusal to present at the 2000 Annual

Meeting ISP's proposals to increase the size of Dexter's Board and elect additional directors to fill the vacancies created by such increase.

                                  THE PROPOSALS

         We are soliciting your proxy in favor of adopting the following three sets of proposals at the 2000 Annual Meeting, in opposition to Dexter's Board of
Directors: (1) the Nominee Election Proposals, (2) the Shareholder Rights Proposals and (3) the Voting Rights Proposals. The full text of shareholder resolutions to effect each proposal are contained in the respective Annexes to this proxy statement.

EACH OF OUR PROPOSALS IS SEPARATE AND DISTINCT FROM EACH OTHER PROPOSAL. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT THE ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE BOARD SIZE BYLAW PROPOSAL IS ADOPTED, AND THE POISON PILL AMENDMENT PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE POISON PILL BYLAW PROPOSAL IS ADOPTED.

         If each of our proposals is adopted, the overall result would be that the intended effect of certain of Dexter's anti-takeover measures - the classified board of directors and the "poison pill" Rights Agreement - could be neutralized. In addition, you should know that our nominees are committed to pursue the ISP Proposal or a superior proposal. If our nominees are elected as a majority of Dexter's Board, the anti-takeover measures mentioned above, as well as the Connecticut statutory anti-takeover devices described in the discussion of Proposal No. 4 below, could be potentially removed by Dexter's Board in connection with any approval of the ISP Proposal or a superior proposal - regardless of the outcome of the vote on our Shareholder Rights Proposals. Any action taken by our nominees, if elected as directors, will be subject to their fiduciary duties to you. In addition, note that we are seeking to have the Rights Agreement judicially invalidated. See "Certain Litigation." If the Rights Agreement is judicially invalidated prior to the 2000 Annual Meeting, we will withdraw our Shareholder Rights Proposals.

THE NOMINEE ELECTION PROPOSALS

         PROPOSAL NO. 1: THE DIRECTOR ELECTION PROPOSAL

         According to publicly available information, Dexter currently has ten directors, divided into three classes having staggered terms of three years each. The terms of one class of incumbent directors, consisting of Charles H. Curl, Peter G. Kelly and Jean Francois Saglio, will expire at the 2000 Annual Meeting. Accordingly, at the 2000 Annual Meeting, you will be asked to elect three persons to fill the directorships in this class for a three-year term continuing until the 2003 Annual Meeting and the election and qualification of each person's respective successor. The following persons are our nominees for election as directors in such class:

Name and Business                         Present Principal Occupation and Five Year
Address                            Age    Employment History                                             Class
-------                            ---    ------------------                                             -----
Samuel J. Heyman                   61     Mr. Heyman has been a director and Chairman of ISP             2003
1361 Alps Road                            since its formation and served as its Chief Executive
Wayne, New Jersey 07470                   Officer from its formation until June 1999. He has


                                       35

                                          also been a director, Chairman and Chief Executive
                                          Officer of GAF Corporation ("GAF"), and certain of
                                          its subsidiaries for more than five years. GAF's
                                          primary business is conducted through Building
                                          Materials Corporation of America ("BMCA"), an
                                          indirect, approximately 97%-owned subsidiary of GAF
                                          which is primarily engaged in the commercial and
                                          residential roofing business. Mr. Heyman has been a
                                          director and Chairman of BMCA since its formation,
                                          and has served as Chief Executive Officer of BMCA
                                          since June 1999, a position he also held from June
                                          1996 to January 1999. He is also the Chief Executive
                                          Officer, Manager and General Partner of a number of
                                          closely held real estate development companies and
                                          partnerships whose investments include commercial
                                          real estate and a portfolio of publicly traded
                                          securities.

Sunil Kumar                        50     Mr. Kumar has been a director, President and Chief             2003
1361 Alps Road                            Executive Officer of ISP since June 1999. Mr. Kumar
Wayne, New Jersey 07470                   has also been President and Chief Executive Officer
                                          of certain subsidiaries of ISP, including ISP
                                          Investments Inc., since June 1999. Mr. Kumar was a
                                          director, President and Chief Executive Officer of
                                          BMCA from May 1995, July 1996 and January 1999,
                                          respectively, until June 1999. He was Chief Operating
                                          Officer of BMCA from March 1996 to January 1999. Mr.
                                          Kumar also was President, Commercial Roofing Products
                                          Division, and Vice President of BMCA from February
                                          1995 to March 1996. From 1992 to February 1995, he
                                          was Executive Vice President of
                                          Bridgestone/Firestone, Inc., a retail distributor and
                                          manufacturer of tires and provider of automobile
                                          services.

Philip Peller                      60     Prior to his retirement on November 30, 1999, Mr.              2003
                                          Peller was a partner of Andersen Worldwide S.C. and
                                          Arthur Andersen LLP, a role he had held since 1970.
                                          He served as Managing Partner - Practice Protection
                                          and Partner Affairs for Andersen Worldwide during the
                                          period 1998 to 1999 and as Managing Partner -
                                          Practice Protection from 1996 to 1998. During the
                                          period 1995 to 1996, he was the Managing Director -
                                          Quality, Risk Management and Professional Competence
                                          for Arthur Andersen's global audit practice.

         Each of the nominees has consented to serve as a director until the expiration of his respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

         The nominees understand that, if elected as directors of Dexter, each of them will have an obligation under Connecticut law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Dexter and its shareholders.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES


         PROPOSAL NO. 2: THE BOARD SIZE BYLAW PROPOSAL

         We are proposing a Bylaw amendment that would require additional directors to be elected at the 2000 Annual Meeting so that Dexter's Board will consist of seventeen directorships, rather than its current ten directorships. If our Board Size Bylaw Proposal is adopted, Dexter shareholders would be entitled to elect, in addition to the three directors under Proposal No. 1 above, seven additional directors, for a total of ten directors at the 2000 Annual Meeting. The Board Size Bylaw Proposal would allow Dexter shareholders to elect a majority of Dexter's Board at the 2000 Annual Meeting.

         The Board Size Bylaw Proposal provides that the seven additional directorships proposed will be allocated to the classes with terms expiring at the 2001 Annual Meeting and the 2002 Annual Meeting, unless the additional nominees are allocated to the class with a term expiring at the 2003 Annual Meeting by Dexter's Board, consistent with its duties under Connecticut law to allocate directors among the three classes so that all classes are equal in size to the extent possible. We believe, based on our interpretation of Connecticut law and the Dexter Certificate of Incorporation, that either the current Dexter Board could make such an allocation, contingent on the approval of Proposal Nos. 2 and 3 by the shareholders, or the new Dexter Board could make such an allocation following the 2000 Annual Meeting.

         The Board Size Bylaw Proposal will allow you to elect a majority of Dexter's Board of Directors at the 2000 Annual Meeting. The adoption of our Board Size Bylaw Proposal would have the effect of neutralizing the impact of Dexter's classified Board of Directors, which is divided into three classes serving staggered, three-year terms. Opponents of classified boards, like Dexter's, believe that they help entrench the incumbency of the current board and therefore deter change in control transactions which may be beneficial to shareholders, because ordinarily at least two annual meetings - rather than one
- would be required before a change in control of the board could be effected. However, proponents of classified boards argue that the device encourages a party seeking to obtain control of a company to negotiate with the board, and that it provides continuity and stability to a company and its business and operational strategies. If all of our nominees are elected, a majority of Dexter's directors would not be current incumbents and a lack of continuity in Dexter's corporate policy and governance may occur. However, our nominees, if elected, and Dexter's incumbent directors, if reelected, would owe the same fiduciary duties to Dexter shareholders. Given the refusal of Dexter's current board to commit to pursue the ISP Proposal or a superior proposal - we believe now is an appropriate time to create a new majority on Dexter's Board.

         The proposed Bylaw amendment provides that the new Bylaw provision cannot be unilaterally repealed or altered by Dexter's Board. This means that a shareholder vote - with the votes cast "for" exceeding the votes cast "against"
- will be required to amend or repeal the Bylaw provision, if it is adopted. Ordinarily, Dexter's Board can unilaterally amend, adopt or repeal Bylaws. Connecticut law permits the board's rights to amend or repeal bylaws to be limited if so provided by the shareholders in connection with adopting any Bylaw amendment. If the Board Size Bylaw is adopted, Dexter's Board elected at the 2000 Annual Meeting will still be able to change the size of Dexter's Board from and after the date of the meeting. The full text of the Bylaw amendment to effect the Board Size Bylaw Proposal is contained in Annex I to this proxy statement.

         Dexter has asserted that our Board Size Bylaw Proposal and Additional Directors Election Proposal are invalid. In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, a declaratory judgment that our Nominee Election Proposals are valid under Connecticut law. On or about March 9, 2000, Dexter and the individual director defendants filed a motion for partial summary judgment seeking dismissal of this portion of our complaint. We intend to oppose this motion. See "Certain Litigation." While there is a lack of controlling case law in Connecticut to either directly substantiate or directly contradict the validity of our Board Size Bylaw and Additional Directors Election Proposal under Connecticut state law, we believe, based on our interpretation of the Connecticut Business Corporation Act and the Dexter Certificate of Incorporation, that such proposals are valid. We intend to present all of our proposals at the 2000 Annual Meeting. If our Board Size Bylaw and Additional Directors Election Proposal are finally adjudicated as invalid under Connecticut law, such proposals, even if adopted at the 2000 Annual Meeting, would not then be effective.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE BOARD SIZE BYLAW PROPOSAL


         PROPOSAL NO. 3: THE ADDITIONAL DIRECTORS ELECTION PROPOSAL

         If the Board Size Bylaw Proposal is adopted, we nominate the following persons to Dexter's Board to fill the newly-created directorships. Our proposal provides that our nominees will be assigned to classes as indicated below, unless the additional nominees are allocated to the class with a term expiring at the 2003 Annual Meeting by Dexter's Board, consistent with its duties under Connecticut law.

Name and Business                         Present Principal Occupation and Five Year
Address                            Age    Employment History                                 Class
-------                            ---    ------------------                                 -----
Alan Meckler                       54     Mr. Meckler has been the Chairman and Chief        2002
501 Fifth Avenue                          Executive Officer of Internet.com Corp., a
New York, NY                              provider of global real-time news and
10017                                     information resources for the internet
                                          industry, since December 1998. He was
                                          Chairman and Chief Executive Officer of
                                          Mecklermedia Corp., a provider of internet
                                          information, from June 1971 to November 30,
                                          1998.

Dan Ogden                          52     Mr. Ogden has been the President and Chief         2002
Yokohama Tire                             Operating Officer of Yokohama Tire
Corporation                               Corporation, the North American marketing
601 S. Acacia                             arm of Yokohama Rubber Company, a worldwide
Fullerton, CA                             tire manufacturer, since August 1997. From
92834-4550                                September 1996 until August 1997, Mr. Ogden
                                          was engaged in private investment
                                          activities. He was President and Chief
                                          Operating Officer of EMCO Enterprises, Inc.,
                                          a diversified manufacturer primarily of
                                          storm and screen doors, from December 1992
                                          until August 1996.

Morrison DeSoto Webb               52    Mr. Webb has been an attorney in private            2002
120 Rye Ridge Road                       practice since January 2000. He was
Harrison, NY 10528                       Executive Vice President - External Affairs
                                         and Corporate Communications at Bell
                                         Atlantic Corporation from August 1997 until
                                         December 1999. From May 1995 until August
                                         1997, Mr. Webb was Executive Vice President,
                                         General Counsel and Secretary of NYNEX
                                         Corporation. He was Vice President - General
                                         Counsel of New England Telephone and
                                         Telegraph Company, a subsidiary of NYNEX
                                         Corporation, from 1991 until 1995 and Vice
                                         President - General Counsel of New York
                                         Telephone Company, a subsidiary of NYNEX
                                         Corporation from 1994 until 1995.

Robert Englander                   57    Mr. Englander has been the Chairman of the          2002
75 Holly Hill Lane                       Board and Chief Executive Officer of Belvoir
Greenwich, CT 06830                      Publications, a publisher of aviation,
                                         marine, electronic, equestrian and other
                                         special interest books, videos and
                                         publications, since February 1973.

John Droney                        53    Mr. Droney has been an attorney with Levy &         2001
 74 Batterson Park Road                  Droney, P.C. since February 1988. Mr. Droney
Farmington, CT 06032                     was also Chairman of the Democratic State


                                       39


                                         Central Committee of Connecticut and a
                                         member of the Democratic National Committee
                                         from 1986 to 1992.

Anthony T. Kronman                 54    Mr. Kronman has been Dean and Professor of          2001
127 Wall Street                          Law at Yale Law School since 1994 and 1978,
New Haven, CT 06511                      respectively.

Vincent Tese                       56    Mr. Tese has been the Chairman of Wireless          2001
Wireless Cable                           Cable International Inc., a cable television
   International,                        and wireless communications service
   Inc. c/o Bear                         provider, since April 1995. Mr. Tese was
   Stearns & Co.                         Chairman of Cross Country Wireless Inc.,
   Inc.                                  also a cable television and wireless
245 Park Avenue                          communications service provider, from
New York, NY                             October 1994 to July 1995. Mr. Tese was the
10167                                    Director of Economic Development for the
                                         State of New York from June 1987 to December
                                         1994 and also served as the Chairman of the
                                         Urban Development Corporation in New York
                                         from 1985 to 1994. Mr. Tese currently serves
                                         as a director of Allied Waste Industries,
                                         Inc., Bear Stearns Companies Inc., Bowne &
                                         Co., Inc., Cablevision Systems Corp.,
                                         Keyspan Corp. and Mack-Cali Realty Corp.

         Each of the nominees has consented to serve as a director until the expiration of his respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

         The nominees understand that, if elected as directors of Dexter, each of them will have an obligation under Connecticut law to discharge his duties as a director in good faith, consistently with his fiduciary duties to Dexter and its shareholders. The full text of a shareholder resolution to effect the Additional Directors Election Proposal is contained in Annex II to this proxy statement.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                  "FOR" THE ELECTION OF OUR ADDITIONAL NOMINEES
                     TO FILL THE NEWLY-CREATED DIRECTORSHIPS

THE SHAREHOLDER RIGHTS PROPOSALS

         PROPOSAL NO. 4: THE POISON PILL BYLAW PROPOSAL

         We are proposing an amendment to the Bylaws which would require Dexter's Board to redeem the Rights, or to amend the Rights Agreement to make the Rights inapplicable to transactions or offers specified by Dexter shareholders, if shareholders adopt a special resolution requiring Dexter's Board to do so. Such a resolution could be adopted at any duly organized shareholder's meeting where a quorum is present if the votes cast for the resolution exceed the votes cast against the resolution. In addition, our proposed amendment would require Dexter's Board to obtain shareholder approval prior to adopting any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of Dexter's shares of stock more difficult or expensive. The complete text of our proposed Bylaw amendment to effect the Poison Pill Bylaw Proposal is included as Annex III to this proxy statement.

         Our Poison Pill Bylaw Proposal would allow Dexter shareholders to make their own decision with respect to proposed offers or transactions, by requiring that Dexter's Board follow the direction of Dexter shareholders with respect to the amendment or replacement of the Rights Agreement or the redemption of the Rights issued thereunder. If our proposed Bylaw amendment is adopted, in order for Dexter shareholders to mandate Dexter's Board to redeem the Rights or amend the Rights Agreement, Dexter shareholders will, in instances where an annual meeting is not pending, face the procedural necessity of calling a special meeting of shareholders, an action which requires the written request of the holders of not less than 35% of the issued and outstanding shares of Dexter common stock. As described below, our Poison Pill Amendment Proposal proposes the adoption of a special shareholder resolution requiring Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding Dexter shares of common stock at a price of at least $45 per share in cash. Our Poison Pill Bylaw Proposal and Poison Pill Amendment Proposal, taken together, will cause the Rights Agreement to remain in effect to deter unsolicited proposals for less than $45 per share in cash for all shares, for partial offers, and for non-cash transactions. However, if our proposals are adopted, the Rights Agreement will no longer apply to any proposal for all shares at a price of at least $45 per share. As described in "Certain Litigation" we are seeking to have the Rights Agreement invalidated in its entirety. If the Rights Agreement is invalidated, it will no longer be an obstacle to stock accumulations or offers at any price. If the Rights Agreement is judicially invalidated prior to the 2000 Annual Meeting, we will withdraw our Shareholder Rights Proposals.

         Dexter's Certificate of Incorporation and Connecticut law provide significant impediments to many forms of unsolicited offers for Dexter, in addition to the Rights Agreement. The Certificate provides that: (1) directors serve staggered terms, preventing any independent shareholder or group of shareholders from gaining a majority of the seats on Dexter's Board in a single year, absent an amendment to the Bylaws approved by Dexter shareholders, and (2) Dexter has authorized for issuance a "blank check" preferred stock that can be used to dilute the ownership or voting power of a bidder not approved by Dexter's Board. Connecticut law provides that: (a) certain transactions with a beneficial owner of more than 10% of Dexter's voting stock, including mergers, are subject to approval by Dexter's Board, 80% of the voting power of the outstanding shares and 66-2/3% of voting power of the disinterested shareholders, unless certain "fair price" requirements are met and (b) business combinations with a beneficial owner of more than 10% of Dexter's voting stock are prohibited for five years, unless approved by Dexter's Board. In addition, Connecticut law requires directors in exercising their fiduciary duties to consider, in addition to the interests of shareholders, the interests of the corporation, its employees, customers, creditors and suppliers, and the interests of the community and society. Our nominees are committed to pursue the ISP Proposal or a superior proposal. If our nominees are elected as a majority of Dexter's Board, they could potentially neutralize these anti-takeover devices by participating in Dexter's Board's approval of the ISP Proposal or a superior proposal.

         Poison pills are considered extremely potent corporate takeover defense mechanisms, and Dexter's existing Rights Agreement may be viewed as being aligned with shareholder interests. Proponents of poison pills assert that rights plans, such as the Rights Agreement, enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value. It has been argued that poison pills deter abusive takeover tactics. Proponents of poison pills also assert that rights plans provide incentives for a potential bidder to negotiate in good faith with the board, and that such negotiations are likely to maximize value for shareholders by soliciting the highest possible price from the bidder. Studies have been reported that support these positions, including studies of the investment banking firm J.P. Morgan Securities, proxy solicitor Georgeson, and professors Robert Comment and G. William Schwert of the William E. Simon School of Business at the University of Rochester, each of which concluded that poison pills often result in the payment of higher premiums to selling shareholders in takeovers. Removal of a poison pill could make the accomplishment of a given transaction, such as a tender offer, easier even if it is unfavorable to the interests of shareholders and could make the removal of management easier, even if such removal would be generally detrimental to shareholders. Our Poison Pill Bylaw Proposal and Poison Pill Amendment Proposal, taken together, would in effect remove Dexter's poison pill with respect to any offer for all outstanding Dexter shares for at least $45 per share in cash.

         Shareholders have opposed poison pills on the grounds that poison pills force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the shareholders. Such opponents to poison pills assert that poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that such entrenchment and the consequential lack of management accountability to shareholders adversely affects shareholder value and that poison pills can deter desirable acquisition offers that would be in the shareholders' best interests. We believe that poison pills insulate management from the threat of a change in control because they provide a board, which is generally advised by and includes representatives of management, with veto power over change in control bids, even when shareholders believe that such bids are in their best interests. As described below, in recent years, shareholders of other public companies have demonstrated, through the shareholder proposal process, a growing consensus opposed to adoption of rights plans by management. According to a 1999 report by the Investor Responsibility Research Center, a provider of corporate research ("IRRC"), voting in favor of shareholder resolutions to redeem or require a shareholder vote on poison pill rights plans has steadily increased from an average of less than 30% in 1987 to 57.4% in 1998. Voting in favor of such shareholder resolutions further increased to an average of 61.9% in 1999 according to a 2000 report by the IRRC. Georgeson Shareholder Communications, Inc., a proxy solicitor that monitors proposals sponsored by institutions and shareholders ("Georgeson"), in a 1999 report, reported 1999 voting (at an interim point in the year) was 59% in favor of such proposals.

         The 2000 IRRC report indicates that shareholders submitted 43 anti-pill proposals in 1999 (of which 28 were put to a vote of shareholders), resulting in then-record support by an average of 61.9 percent of shares voted. This report indicated that, as of early 2000, 36 anti-pill proposals had been submitted for 2000. Georgeson's 1999 report indicates that among the 17 poison pill rescission votes that it monitored in 1999, results were available in 16, and 13 were approved by shareholders. On average, 59 percent of votes cast were in favor of the proposals to rescind the pills. According to a 1999 report of the IRRC, in 1998, proposals to redeem or permit shareholder voting on poison pills were put to a vote at 14 companies and passed at 9. According to the 2000 IRRC report, in 1999, proposals to redeem or permit shareholder voting on poison pills were put to a vote at 28 companies and passed at 18.

         The proposed Bylaw amendment provides that the new Bylaw provision cannot be unilaterally repealed or altered by Dexter's Board. This means that a shareholder vote - with the votes cast "for" exceeding the votes cast "against"
- will be required to amend or repeal the Bylaw provision, if it is adopted. Ordinarily, Dexter's Board can unilaterally amend, adopt or repeal Bylaws. Connecticut law permits the board's rights to amend or repeal bylaws to be limited if so provided by the shareholders in connection with adopting any bylaw amendment. The full text of the Bylaw amendment to effect the Poison Pill Bylaw Proposal is contained in Annex III to this proxy statement.

         Dexter has asserted that our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal are invalid. In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, a declaratory judgment that our Shareholder Rights Proposals are valid under Connecticut law. We recognize that the Connecticut courts have not considered the validity of our proposed amendment or any similar bylaw and, therefore, have not resolved the extent to which shareholder-adopted bylaws may limit the authority of the board of directors to oppose, or to adopt or employ defensive measures against, takeover bids favored by a majority of the shareholders. See "Certain Litigation." While there is a lack of controlling case law in Connecticut to either directly substantiate or directly contradict the validity of our Shareholder Rights Proposals under Connecticut state law, we believe, based on our interpretation of the Connecticut Business Corporation Act and the Dexter Certificate of Incorporation, that such proposals are valid. We intend to present all of our proposals at the 2000 Annual Meeting. If our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal are finally adjudicated as invalid under Connecticut law, the proposals, even if adopted at the 2000 Annual Meeting, would not then be effective.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                      "FOR" THE POISON PILL BYLAW PROPOSAL.


         PROPOSAL NO. 5: THE POISON PILL AMENDMENT PROPOSAL

         In connection with the Bylaw amendment in Proposal No. 4 above, we are proposing the adoption of a special shareholder resolution. The resolution will require Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding Dexter shares of common stock at a price of at least $45 per share in cash. The effect of our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal, if each is adopted, would be to render the Rights Agreement inapplicable to any offer for at least $45 per share in cash for all shares. The Rights Agreement would remain in full force and effect with respect to all offers for less than $45 per share, offers for less than all shares and non-cash offers, unless we are successful in having the Rights Agreement judicially invalidated. We are proposing a $45 per share threshold solely because the ISP Proposal is for at least $45 per share. You should be aware that Dexter has rejected our $45 per share proposal as being inadequate. In addition, it can be argued that a $45 level is inappropriate because the value of a Company is constantly changing, or you could conclude that you believe that the minimum premium for control of Dexter should be higher. However, we believe that the adoption of our proposal would send a clear message to Dexter's Board that it should pursue offers of at least $45 and would end the uncertainty as to the minimum bid required to make the defensive provisions of the Rights Agreement inapplicable. The full text of a resolution implementing the Poison Pill Amendment Proposal is included as Annex IV to this proxy statement.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                    "FOR" THE POISON PILL AMENDMENT PROPOSAL.


THE VOTING RIGHTS PROPOSALS

         PROPOSAL NO. 6: THE BYLAW REPEAL PROPOSAL.

         Article X of the Dexter Bylaws provides that Bylaws may be repealed by Dexter shareholders. We propose to repeal any Bylaw amendments adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. The purpose of this proposal is to prevent Dexter's Board from interfering with the implementation of the proposals being acted upon by Dexter shareholders pursuant to this proxy solicitation. The complete text of our proposed shareholder resolution to effect the Bylaw Repeal Proposal is included as Annex V to this proxy statement.

         We believe that any Bylaw amendments adopted by Dexter's Board prior to the 2000 Annual Meeting are likely to be aimed at frustrating our proposals and therefore are not likely to be in the best interests of the Dexter shareholders. We are not aware of any Bylaw amendments adopted by Dexter's Board since February 26, 1999. Any Bylaw amendments validly adopted by Dexter's Board prior to the Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If Dexter's Board adopts any such Bylaw amendments before the 2000 Annual Meeting, it will have an opportunity to inform shareholders of the benefits of these amendments and to attempt to persuade shareholders to vote against this proposal.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                        "FOR" THE BYLAW REPEAL PROPOSAL.


         PROPOSAL NO. 7: THE OMNIBUS PROPOSAL

         In addition, Dexter shareholders will be asked at the 2000 Annual Meeting to consider the Omnibus Proposal, which sets forth the following order in which our proposals will be voted upon by Dexter shareholders:

         1.       The Omnibus Proposal;

         2.       The Bylaw Repeal Proposal;

         3.       The Director Election Proposal;

         4.       The Board Size Bylaw Proposals;

         5.       The Additional Directors Election Proposal;

         6.       The Poison Pill Bylaw Proposal; and

         7.       The Poison Pill Amendment Proposal.

         The full text of a shareholder resolution to effect the Omnibus Proposal is contained in Annex VI to this proxy statement.


                         WE STRONGLY RECOMMEND THAT YOU
                        VOTE "FOR" THE OMNIBUS PROPOSAL.


                         OTHER MATTERS TO BE CONSIDERED
                           AT THE 2000 ANNUAL MEETING

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         As set forth in Dexter's Proxy Statement, at the 2000 Annual Meeting, Dexter shareholders will be asked to ratify the appointment by Dexter's Board of PricewaterhouseCoopers LLP as Dexter's independent auditors for the year 2000. We are not making any recommendation on this proposal.

OTHER PROPOSALS

         Except as set forth above, we are not aware of any proposals to be brought before the 2000 Annual Meeting. However, we have notified Dexter of our intention to bring before the 2000 Annual Meeting such business as may be appropriate, including without limitation nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of Dexter's Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the 2000 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

                                VOTING PROCEDURES

         In order to ensure that your views on the proposals are heard by Dexter and your vote represented at the 2000 Annual Meeting, we urge you to sign and date the enclosed GOLD Proxy Card and return it to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, in the enclosed postage paid envelope TODAY. Execution of the GOLD Proxy Card will not affect your right to attend the 2000 Annual Meeting and to vote in person.

         You are eligible to execute a GOLD Proxy only if you owned the Common Stock on the Record Date. Dexter's Board has set February 25, 2000 as the Record Date for determining those shareholders who will be entitled to notice of and to vote at the 2000 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the GOLD proxy card, even if you sell such shares after the Record Date.

         We believe that as of the close of business on the Record Date, there were 23,058,969 shares of common stock of Dexter issued and outstanding and entitled to vote. Shareholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2000 Annual Meeting.

         In order for your views on the above-described proposals to be represented at the 2000 Annual Meeting, please sign and date the enclosed GOLD proxy card and return it to Innisfree M&A Incorporated in the enclosed prepaid envelope TODAY. Execution of the GOLD proxy card will not affect your right to attend the 2000 Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the 2000 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2000 Annual Meeting to Innisfree M&A Incorporated or the Secretary of Dexter, or by voting in person at the 2000 Annual Meeting. ONLY YOUR LATEST DATED PROXY WILL COUNT.

         Unless otherwise indicated, the GOLD Proxy authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the Nominee Election Proposals, FOR the Shareholder Rights Proposals and FOR the Voting Rights Proposals, all of which are described in this proxy statement. If no marking is made on your GOLD Proxy with respect to the ratification of the appointment of Dexter's independent auditors, you will be deemed to have given a direction to abstain from voting on such matter.

                                  VOTE REQUIRED

         Based on currently available public information, a quorum will exist at the 2000 Annual Meeting if holders of not less than a majority of the shares of Dexter common stock outstanding and entitled to vote at the 2000 Annual Meeting are present in person or by proxy. If a quorum is present, our proposals can be adopted by the following vote:

o NOMINEE PROPOSALS: Election of nominees for directorships will require the affirmative vote of a plurality of the votes cast. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. The election of our nominees for the seven newly-created directorships will not be effective unless our Board Size Bylaw Proposal is adopted.

o PROPOSALS REQUIRING BYLAW AMENDMENTS: We believe that our proposals involving amendments to the Dexter Bylaws, namely our Board Size Bylaw Proposal, Poison Pill Bylaw Proposal and Bylaw Repeal Proposal, will be approved if the votes cast for the respective proposal exceed the votes cast against the respective proposal. Accordingly, our Bylaw amendment proposals could each be approved by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. We have received the opinion of Levett Rockwood P.C., our Connecticut counsel, that, to the extent the Dexter Bylaws may require a supermajority shareholder vote for an amendment, such provision is invalid under Connecticut law. Levett Rockwood P.C. has consented to the use of its name and the reference to its opinion in this Proxy Statement. We have also instituted litigation seeking to have any such supermajority amendment requirement held ineffective. See "Certain Litigation." If the Dexter Bylaws are held to contain an effective supermajority provision, our Board Size Bylaw Proposal, Poison Pill Bylaw Proposal and Bylaw Repeal Proposal would each require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock.

o PROPOSALS NOT REQUIRING BYLAW AMENDMENTS: Adoption of our Poison Pill Amendment Proposal and Omnibus Proposal will be approved if the votes cast for the respective proposal exceed the votes cast against the respective proposal at the 2000 Annual Meeting. Accordingly, these proposals could be adopted by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. Our Poison Pill Amendment Proposal will not be effective unless our Poison Pill Bylaw Proposal is adopted.

                         WE STRONGLY RECOMMEND THAT YOU
                VOTE IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED
                            IN THIS PROXY STATEMENT.

                            METHOD OF COUNTING VOTES

         The holders of not less than a majority of the number of shares of Dexter common stock outstanding and entitled to vote at the 2000 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions will be included for purposes of determining whether a quorum exists, but broker non-votes will not. After a quorum is determined to exist at the 2000 Annual Meeting, abstentions or broker non-votes with respect to particular proposals brought to a vote or nominees proposed for election will have no effect on the outcome of the vote on such proposal or election. Broker non-votes occur when brokers do not receive voting instructions from their customers on non-routine matters and consequently have no discretion to vote on those matters. Accordingly, if your Dexter shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for a proxy card to be issued so that your shares will be represented at the 2000 Annual Meeting.

                             ADDITIONAL INFORMATION

         The principal executive offices of Dexter Corporation are at One Elm Street, Windsor Locks, Connecticut 06096-2334. Dexter is a global specialty materials supplier, principally serving the worldwide aerospace, electronics, food packaging and medical markets. Except as otherwise noted herein, the information concerning Dexter has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Dexter to disclose events that may affect the significance or accuracy of such information.

         The principal executive offices of ISP are at 300 Delaware Avenue, Wilmington, Delaware 19801. We are a leading manufacturer of specialty chemicals and mineral products.

         We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy statements and other documents with the SEC relating to our business, financial condition and other matters. These reports, proxy statements and other documents can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of ISP's filings with the SEC can also be obtained by mail for a fee by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. You can also get electronic copies of our filings with the SEC for free on the SEC's Internet web site at http://www.sec.gov. Copies of our filings with the SEC are also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                          PROXY SOLICITATION; EXPENSES

         This proxy statement and the accompanying GOLD Proxy Card are first being furnished to shareholders on or about March ___, 2000. Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or similar means. Solicitation may be made by directors, officers, investor relations personnel and other employees of ISP and their affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

         In addition, ISP has retained Innisfree M&A Incorporated to provide consulting and analytic services in connection with any proposal by us to acquire Dexter in opposition to Dexter's Board. Among other things, Innisfree has agreed to solicit proxies on our behalf in connection with the 2000 Annual Meeting. Innisfree will employ approximately 75 people in its efforts. We have agreed to reimburse Innisfree for its reasonable expenses and to pay to Innisfree fees not to exceed $130,000.

         Chase Securities, Inc. is acting as our financial advisor in connection with any proposed business combination transaction involving Dexter, and is assisting us in connection with the financing of any such transaction. For its financial advisory services, Chase Securities will receive from ISP a fee of $1 million upon the consummation of any such transaction, plus an additional amount based on Chase Securities' performance, to be determined by ISP and paid in ISP's sole discretion. Chase will also receive reimbursement of its reasonable and documented expenses. In addition, ISP has agreed to indemnify Chase Securities and related persons against certain liabilities arising out of the engagement. In its capacity as our financial advisor, Chase Securities has agreed, among other things, to assist us at our request in contacting (in person, by telephone or otherwise) shareholders of Dexter identified to Chase Securities by us and in soliciting their proxies in favor of such a transaction on our behalf. Chase Securities will not receive any separate or additional fee for, or in connection with, any such solicitation activities. Chase Securities and its affiliates are engaged in providing a full range of banking, securities trading, market making and brokerage services to institutional and individual clients. In the normal course of its business Chase Securities and its affiliates may have provided, and may in the future provide, subject to certain contractual and conflict of interest limitations, financial advisory, investment banking or other such services to Dexter, ISP or their respective affiliates, and may trade securities of Dexter, ISP or their respective affiliates for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         The entire expense of our proxy solicitation is being borne by ISP. In the event that our nominees are elected to Dexter's Board, we may seek reimbursement of such expenses from Dexter. ISP does not intend to seek reimbursement for the stipend it pays to its nominees and does not intend to seek shareholder approval of reimbursement of its other expenses. In addition to the engagement of Innisfree and Chase Securities described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $___. Total payment of costs to date in furtherance of our proxy solicitation is approximately $___.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

         ISP, ISP Investments, our nominees for directorships and the following officers of ISP may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this proxy solicitation:
Randall Lay, Executive Vice President and Chief Financial Officer; Kumar Shah, Senior Vice President-Corporate Development; Susan B. Yoss, Senior Vice President and Treasurer; Christopher Nolan, Vice President-Corporate Development and Investor Relations; Jared Landaw, Vice President-Law; and Ben Stoller, Manager-Corporate Finance. Information relating to the beneficial ownership of common stock of Dexter by the participants in this solicitation and certain other information relating to the participants is contained in Annex VII to this proxy statement and is incorporated in this proxy statement by reference. In addition, see "Certain Litigation" for a description of legal proceedings in which ISP and ISP Investments have a material interest adverse to Dexter. None of the participants in this solicitation are party to any commercial dealings with Dexter or its subsidiaries required to be discussed pursuant to Schedule 14A promulgated under the Exchange Act, which governs the disclosure contained in this proxy statement. As described below under "Certain Interests in the Proposals and with Respect to Securities of Dexter", ISP and its affiliates beneficially own shares of Life Technologies, Dexter's majority owned subsidiary. We have no knowledge of any commercial dealings between Life Technologies and Dexter, other than information that may be disclosed in the public filings of Life Technologies and Dexter.

                     CERTAIN INTERESTS IN THE PROPOSALS AND
                      WITH RESPECT TO SECURITIES OF DEXTER

         To the knowledge of ISP, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among ISP or its associates with respect to any securities of Dexter.

Between November 25, 1998 and December 18, 1998, ISP entered into agreements (the "Group Agreements") with Bear, Stearns & Co. Inc., The Frederick R. Adler Intangible Asset Management Trust, The Cohen Revocable Trust, Annie Chang, York Capital Management, L.P., JGD Management Corp., York Investment Limited and the Prescott Entities with respect to such parties' ownership of common stock of Life Technologies, a majority owned subsidiary of Dexter. Pursuant to the terms of the Group Agreements, ISP and the other parties thereto agreed (i) not to sell or otherwise dispose of any shares of Life Technologies common stock unless all of the parties mutually agreed (subject to certain exceptions), (ii) to bear its own costs and expenses incurred in connection with its ownership of Life Technologies shares, the Group Agreements or any transactions entered into pursuant to the Group Agreement (subject to certain exceptions for expenses incurred for the benefit of all the parties thereto), (iii) to join with ISP in a Schedule 13D filing and any required amendments thereto and (iv) not to enter into any other contract, arrangement, understanding or relationship with any other person with respect to the equity securities of Life Technologies. The initial Group Agreements provided for a term of six months, but subsequent agreements were entered into ultimately extending the term through September 30, 2000 for all but the Prescott Entities. As of January 27, 2000, ISP owned beneficially 3,506,270 Life Technologies shares which represented approximately 14.05% of the outstanding shares of common stock of Life Technologies. As of such date, the continuing parties to the Group Agreement (including ISP) beneficially owned, in the aggregate, 5,417,991 Life Technologies shares, representing approximately 21.7% of the outstanding shares of common stock of Life Technologies.

         Each of our nominees (other than Messrs. Heyman and Kumar) will receive a stipend of $50,000 from ISP for his service as a nominee. This stipend is not refundable in any manner in connection with the outcome of our proxy solicitation or otherwise. The Nominees are each party to an indemnity agreement with ISP (the "Director Indemnity Agreements"). In accordance with the terms of the Director Indemnity Agreements, ISP has agreed to indemnify and hold harmless each of the nominees from and against, among other things, all expenses, liabilities and losses, including reasonable attorney's fees, related to any action, suit or proceeding to which such nominee is made a party or threatened to be made a party by reason of such nominee's action or inaction while serving as a nominee.

                         SECURITY OWNERSHIP OF DIRECTORS
                            AND MANAGEMENT OF DEXTER

         The following table presents, as of December 31, 1999, based solely on information contained in Dexter's 2000 Proxy Statement, the common stock beneficially owned (as that term is defined by the SEC) by all directors and named executive officers of Dexter, and the directors and executive officers of Dexter as a group. This beneficially owned common stock includes shares of common stock which they had a right to acquire within 60 days of such date by the exercise of options granted under Dexter's stock option plans.

         Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of common stock set forth opposite his or her name in the table.

                                                                              SHARES OF                   PERCENTAGE OF
                                                                             COMMON STOCK                    COMMON
                                                                             BENEFICIALLY                     STOCK
SHAREHOLDERS                                                                   OWNED(1)                  OUTSTANDING(1)
------------                                                                   --------                  --------------
K. Grahame Walker..............................................                  229,681                          *
Kathleen Burdett...............................................                   63,668                          *
John D. Thompson...............................................                   38,241                          *
Bruce H. Beatt.................................................                   34,744                          *
David G. Gordon................................................                   42,579                          *
Charles H. Curl................................................                    4,165                          *
Henrietta Holsman Fore.........................................                    5,626                          *
Bernard M. Fox.................................................                    4,973                          *
Robert M. Furek................................................                    4,510                          *
Martha Clark Goss..............................................                    4,274                          *
Edgar G. Hotard................................................                    3,148                          *
Peter G. Kelly.................................................                    8,301                          *
Jean-Francois Saglio...........................................                    3,201                          *
George M. Whitesides...........................................                    4,381                          *
All Directors and Executive Officers of Dexter as a Group (24
persons).......................................................                  638,727                          2.77


------------------------------------------

(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under the Dexter's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994 Long Term Incentive Plan (the "1994 Plan") and the 1999 Long Term Incentive Plan (the "1999 Plan"): K. Grahame Walker - 51,434; Kathleen Burdett - 21,142; John D. Thompson - 14,976; Bruce H. Beatt - 13,972; David G. Gordon - 11,460; and "All Directors and Executive Officers of Dexter as a Group" - 171,233. Shares of restricted stock issued pursuant to the 1994 Plan and the 1999 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of common stock of less than 1% are indicated by an asterisk.

                        PRINCIPAL SHAREHOLDERS OF DEXTER

         The following table sets forth, based solely, except as otherwise described herein, on information contained in Dexter's 2000 Proxy Statement, the number and percentage of outstanding shares of common stock beneficially owned by each person known to ISP (other than ISP) as of such date to be the beneficial owner of more than five percent of the outstanding shares of common stock. The information with respect to ISP has been provided by the members thereof as of ____ __, 2000.

                                                                              SHARES OF                   PERCENTAGE OF
                                                                             COMMON STOCK                    COMMON
                                                                             BENEFICIALLY                     STOCK
SHAREHOLDERS                                                                    OWNED                      OUTSTANDING
------------                                                                    -----                      -----------
ISP
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road, Wayne, New Jersey 07470........................                2,299,200                          9.97(1)
FMR Corp., 82 Devonshire Street Boston, Massachusetts 02109
(Fidelity Managed Funds).......................................                1,703,300                          9.8(2)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street, Windsor
Locks, Connecticut 06096.......................................                1,290,000                          5.6(3)


(1) ISP Investments Inc. (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares. ISP Opco Holdings Inc., by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco Holdings Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. Samuel J. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares.

(2) Share holdings as of December 31, 1999, as reported on the Schedule 13G most recently filed by such shareholder.

(3) Of the 1,290,000 shares shown in the table as owned by Mary K. Coffin, 990,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K. Coffin through a living trust.

               SHAREHOLDERS' PROPOSALS IN DEXTER'S PROXY STATEMENT

         The Dexter's Bylaws require that notice of nominations to Dexter's Board of Directors proposed by shareholders be received by the Secretary of the Dexter, along with certain other specified material, not less than 75 nor more than 125 days prior to the first anniversary of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than seventy five days from such anniversary date, notice by the shareholder to be timely must be so delivered not later than the fifteenth day following the day on which public announcement of the date of such meeting is first MADE. Any shareholder who wishes to nominate a candidate for election to Dexter's Board should obtain a copy of the relevant section of the Bylaws from the Secretary of the Dexter.

         Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a shareholder at the 2000 Annual Meeting, to be included in the Dexter's proxy statement, must be received in writing at the Dexter's principal executive offices not less than 120 calendar days in advance of the date of the Dexter's proxy statement was released to security holders in connection with its 1999 Annual Meeting of Shareholders. However, if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Dexter begins to print and mail its proxy materials.

         Proposals should be addressed to the Corporate Secretary, Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

Dated: March __, 2000

                                   Sincerely,

                                   Your Fellow Shareholders:

                                   INTERNATIONAL SPECIALTY PRODUCTS INC.

                                   ISP INVESTMENTS INC.

                                                                         ANNEX I


                            BOARD SIZE BYLAW PROPOSAL


         RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by:

         (i) deleting the fourth of Article III, Section 1, which reads "[e]ach class of directorships shall consist of not less than one nor more than five directorships", in its entirety;

         (ii) adding a new fourth and fifth sentence of Article III, Section 1 as follows:

                  "At the annual meeting of the shareholders of the corporation held in 2000, additional directors shall be elected so that the Board of Directors shall consist of seventeen directorships. The additional directorships thereby created shall be allocated to the classes with terms expiring at the annual meeting of the shareholders of the corporation to be held in 2001 or 2002, unless otherwise allocated by the Board of Directors consistent with Section 33-740 of the Connecticut Business Corporation Act"; and

         (iii) adding a new final sentence of Article III, Section 1 as follows:

                  "The fourth sentence of this Section 1 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act."

                                                                        ANNEX II


                   THE ADDITIONAL DIRECTORS ELECTION PROPOSAL

         RESOLVED, that each of the following persons be elected a director of Dexter Corporation to fill the new directorships on the Board of Directors of Dexter Corporation resulting from the adoption of the resolution amending
Article III, Section 1 of the Bylaws to increase the size of the Board, for a term commencing at the time this resolution is adopted by the shareholders of Dexter Corporation and shall be allocated into classes with terms continuing until the annual meeting of the shareholders of Dexter Corporation to be held in the year indicated below, and until the election and qualification of his respective successor or until his earlier resignation or removal:



Alan Meckler                  2002
Dan Ogden                     2002
Morrison DeSoto Webb          2002
Robert Englander              2002
John Droney                   2001
Anthony T. Kronman            2001
Vincent Tese                  2001


; provided, that the Board of Directors may instead allocate certain of such directorships to a different class, consistent with Section 33-740 of the Connecticut Business Corporation Act.

                                                                       ANNEX III


                         THE POISON PILL BYLAW PROPOSAL

         RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by adding the following Section 7 to the end of Article II:

         "Section 7. Rights Agreements.

               The Board of Directors, in exercising its rights and duties with respect to the administration of the Rights Agreement, dated as of August 23, 1996, as amended, by and between the corporation and Chase Mellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agreement") will carry out a resolution authorizing (i) the partial or complete redemption of the rights issued pursuant to the Rights Agreement (the "Rights"), or (ii) an amendment to the Rights Agreement making the Rights inapplicable to offers or transactions or types of offers or transactions specified in such resolution, if such resolution is authorized and approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. In addition, the Board of Directors shall not adopt any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the corporation's shares of stock more difficult or expensive, unless such plan is first approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. This Section 7 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act."

                                                                        ANNEX IV


                       THE POISON PILL AMENDMENT PROPOSAL

         RESOLVED, that the shareholders of Dexter Corporation hereby exercise their right under Article II, Section 7 of the Bylaws of Dexter Corporation, as amended on the date hereof, to require the Board of Directors to promptly amend the Rights Agreement, dated as of August 23, 1996, as amended, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement") to provide that the acquisition of beneficial ownership of shares of common stock, par value $1.00 per share, of Dexter Corporation ("Common Stock") pursuant to any offer for all outstanding shares of Common Stock for consideration of at least $45 per share net to the seller in cash shall constitute a "Qualifying Offer" within the meaning of Sections 11(a)(ii) and 13(d) of the Rights Agreement.

                                                                         ANNEX V


                            THE BYLAW REPEAL PROPOSAL

         RESOLVED, that any and all amendments made by the Board of Directors of Dexter Corporation to the Bylaws of Dexter Corporation on or after February 26, 1999, be, and the same hereby are, repealed, and that, without the approval of the shareholders of Dexter Corporation, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision which serves to reinstate any repealed provisions or any similar provisions.

                                                                        ANNEX VI


                              THE OMNIBUS PROPOSAL

         RESOLVED, that each of the proposals of International Specialty Products Inc. and ISP Investments Inc. shall be voted upon by the shareholders of Dexter Corporation at the 2000 Annual Meeting in the following order:


         1.       This Omnibus Proposal;

         2.       The Bylaw Repeal Proposal;

         3.       The Director Election Proposal;

         4.       The Board Size Bylaw Proposals;

         5.       The Additional Directors Election Proposal;

         6.       The Poison Pill Bylaw Proposal; and

         7.       The Poison Pill Amendment Proposal.

                                                                       ANNEX VII

                 INFORMATION CONCERNING INTERNATIONAL SPECIALTY
                      PRODUCTS INC. AND OTHER PARTICIPANTS
                               IN THE SOLICITATION

         Information is being given herein for (i) International Specialty Products Inc., a Delaware corporation ("ISP"), (ii) ISP Investments Inc., a Delaware corporation ("ISP Investments"), (iii) Samuel J. Heyman, a natural person and nominee for the Board of Directors of the Company, (iv) Sunil Kumar, a natural person and nominee for the Board of Directors of the Company, (v) Philip Peller, a natural person and nominee for the Board of Directors of the Company, (vi) Alan Meckler, a natural person and nominee for the Board of Directors of the Company, (vii) Dan Ogden, a natural person and nominee for the Board of Directors of the Company, (viii) Morrison DeSoto Webb, a natural person and nominee for the Board of Directors of the Company, (ix) Robert Englander, a natural person and nominee for the Board of Directors of the Company, (x) John Droney, a natural person and nominee for the Board of Directors of the Company,
(xi) Anthony T. Kronman, a natural person and nominee for the Board of Directors of the Company, (xii) Vincent Tese, a natural person and nominee for the Board of Directors of the Company, (xiii) Randall Lay, Executive Vice President and Chief Financial Officer of ISP ("Lay"), (xiv) Kumar Shah, Senior Vice President-Corporate Development of ISP ("Shah"), (xv) Susan B. Yoss, Senior Vice President and Treasurer of ISP ("Yoss"), (xvi) Christopher Nolan, Vice President-Corporate Development and Investor Relations of ISP ("Nolan"), (xvii) Jared Landaw, Vice President-Law of ISP ("Landaw"), and (xviii) Ben Stoller, Manager-Corporate Finance of ISP ("Stoller" and together with Lay, Shah, Yoss, Nolan and Landaw, the "ISP Participants"), who are each a "participant in a solicitation" as defined under the proxy rules (collectively, the "Participants").

         Information is also given for each of the entities listed on Schedule A to this Annex VII, each of which is an "associate", as defined under the proxy rules, of the Proponents.

         Each of ISP and ISP Investments is a Delaware corporation. Each of ISP and ISP Investments has its principal place of business at 300 Delaware Avenue, Wilmington, Delaware 19801. The business address of each of the ISP Participants is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470. The address of each of the entities listed on Schedule A to this Annex VII is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

         The Participants may be deemed to have beneficial ownership of the Company's Common Stock and the common stock, par value $.01 per share ("LTI Common Stock"), of Life Technologies, Inc. ("LTI") as set forth immediately below. Except as set forth below, no associates of any of the Participants owns any Common Stock or LTI Common Stock.

                                                                                                           APPROXIMATE MARGIN
                                   NUMBER OF SHARES OF THE             NUMBER OF SHARES                 INDEBTEDNESS WITH RESPECT
NAME                               COMPANY'S COMMON STOCK           OF LTI'S COMMON STOCK                    TO COMMON STOCK
----                               ----------------------           ---------------------                    ---------------
ISP Investments Inc.                      2,299,200                            3,384,600                         (5)
                                    (direct ownership)(1)          (direct/indirect ownership)(2)(3)

ISP Opco Holdings Inc.                    2,299,200                            3,384,600                         (5)
                                   (indirect ownership)(1)            (indirect ownership)(2)(3)

ISP Ireland                                   0                                 452,000                          (5)
                                                                         (direct ownership)(3)
International Specialty                   2,299,200                            3,506,270                         (5)
Products Inc.                      (indirect ownership)(1)       (direct/indirect ownership)(2)(3)(4)

Samuel J. Heyman                          2,299,200                            3,506,270                         (5)
                                   (indirect ownership)(1)           (indirect ownership)(2)(3)(4)

Sunil Kumar                                    0                                     0                           $ 0

Philip Peller                                  0                                     0                           $ 0

Alan Meckler                                   0                                     0                           $ 0

Dan Ogden                                      0                                     0                           $ 0

Morrison DeSoto Webb                           0                                     0                           $ 0

Robert Englander                               0                                     0                           $ 0

John Droney                                    0                                     0                           $ 0

Anthony T. Kronman                             0                                     0                           $ 0

Vincent Tese                                   0                                     0                           $ 0

Randall Lay                                    0                                     0                           $0

Kumar Shah                                     0                                     0                           $0



                                     A-7-1


Susan B. Yoss                                  0                                     0                           $0

Christopher Nolan                              0                                     0                           $0

Jared Landaw                                   0                                     0                           $0

Ben Stroller                                   0                                     0                           $0



(1) ISP Investments (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Common Stock. ISP Opco Holdings Inc. ("ISP Opco"), by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Common Stock owned by ISP Investments. International Specialty Products Inc. ("ISP"), by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Common Stock owned by ISP Investments.

(2) ISP Investments (directly and through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of 2,932,600 shares of LTI Common Stock. ISP Opco, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Investments. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Investments.

(3) ISP Ireland has the sole power to vote, direct the voting of, dispose of and direct the disposition of 452,000 shares of LTI Common Stock. ISP Investments, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Ireland, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Ireland. ISP Opco, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Ireland. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Ireland. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Ireland.

(4) ISP has the sole power to vote, direct the voting of, dispose of and direct the disposition of 121,670 shares of LTI Common Stock. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP.

(5)        In the ordinary course of its business, ISP Investments Inc.
           purchases securities for its investment portfolio with funds obtained from the working capital of ISP Investments, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its purchases of Dexter Common Stock, which purchases were numerous and made over many months, is impossible to determine with any degree of certainty.

                                     A-7-2

         Other than as set forth immediately below, to the best of the knowledge of the Participants and their associates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies:

         On November 25, 1998, ISP entered into an agreement (the "Group Agreement") with certain other persons with respect to such parties' ownership of LTI Common Stock. Pursuant to the terms of the Group Agreement, ISP and the other parties thereto agreed (i) not to sell or otherwise dispose of any shares of LTI Common Stock unless all of the parties mutually agreed (subject to certain exceptions), (ii) to bear its own costs and expenses incurred in connection with its ownership of LTI Common Stock, the Group Agreement or any transactions entered into pursuant to the Group Agreement (subject to certain exceptions for expenses incurred for the benefit of all the parties thereto),
(iii) to join with ISP in a Schedule 13D filing and any required amendments thereto and (iv) not to enter into any other contract, arrangement, understanding or relationship with any other person with respect to the equity securities of LTI. The initial Group Agreement provided for a term of six months, but subsequent agreements were entered into ultimately extending the term through September 30, 2000 for all but one of the original members of the group.

         No Participant or associate owns any securities of the Company of record but not beneficially.

         Neither ISP nor ISP Investments has any special arrangements with any of the ISP Participants in connection with this proxy solicitation.

         None of the Participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with the Company or (ii) any future transactions to which the Company or any of its affiliates may be a party, except as set forth in the letter, dated December 14, 1999, from Mr. Heyman to the Company's Chairman and Chief Executive Officer, in which ISP proposed to purchase all of the Company's outstanding Common Stock for $45 per share in a merger transaction, which proposal was subsequently rejected by the Company's Board by correspondence dated December 23, 1999. No family relationships exist among the Proponent's Nominees or between any Company director or executive officer and any of the Proponent's Nominees.

         The following is a summary of all transactions in Company securities by the Participants over the last two years.

DATE OF TRANSACTION          NATURE OF TRANSACTION          NUMBER OF SHARES
-------------------------------------------------------------------------------
   09/15/98                           Buy                      37,000
   09/17/98                           Buy                     440,000
   09/21/98                           Buy                      64,700
   09/23/98                           Buy                       5,400


                                     A-7-3

   09/25/98                           Buy                      10,000
   09/30/98                           Buy                      10,600
   10/01/98                           Buy                         100
   10/02/98                           Buy                      25,000
   10/05/98                           Buy                         600
   10/06/98                           Buy                      14,200
   10/07/98                           Buy                      18,400
   10/09/98                           Buy                      55,500
   10/16/98                           Buy                     169,100
   10/19/98                           Buy                      75,000
   11/11/98                           Buy                      47,500
   11/12/98                           Buy                      69,600
   12/01/98                           Sell                   (50,000)
   12/02/98                           Sell                   (25,000)
   12/04/98                           Buy                     106,500
   12/09/98                           Buy                      11,600
   12/10/98                           Buy                      15,600
   12/11/98                           Buy                      18,500
   12/14/98                           Buy                      14,000
   12/15/98                           Buy                       6,000
   02/17/99                           Buy                       5,000
   03/31/99                           Buy                       7,500
   05/07/99                           Sell                   (25,000)
   05/13/99                           Buy                      10,000
   05/14/99                           Buy                      20,000
   05/17/99                           Buy                      17,100
   05/18/99                           Buy                      21,600
   05/19/99                           Buy                       2,500
   05/21/99                           Buy                      10,000
   05/24/99                           Buy                      11,400
   05/25/99                           Buy                      20,500
   05/26/99                           Buy                      20,000
   05/27/99                           Buy                      19,000
   05/28/99                           Buy                       2,000
   06/01/99                           Buy                      19,000
   06/02/99                           Buy                      22,500
   06/03/99                           Buy                       6,200
   06/07/99                           Buy                       5,500
   06/08/99                           Buy                       1,900
   06/09/99                           Buy                      31,500
   06/10/99                           Buy                       1,300
   06/15/99                           Buy                      10,000
   06/24/99                           Sell                   (25,000)
   07/13/99                           Sell                    (2,900)
   07/22/99                           Buy                       9,600
   07/23/99                           Buy                       5,000


                                     A-7-4

   07/26/99                           Buy                       4,700
   07/28/99                           Buy                       7,700
   08/03/99                           Sell                    (6,300)
   08/05/99                           Buy                       3,500
   08/06/99                           Sell                    (3,500)
   08/09/99                           Buy                     248,400
   08/10/99                           Buy                      11,400
   08/11/99                           Buy                      12,700
   08/19/99                           Sell                    (5,300)
   08/20/99                           Buy                      56,000
   08/23/99                           Buy                      94,900
   08/24/99                           Buy                      28,900
   08/25/99                           Buy                      12,300
   08/27/99                           Buy                      12,000
   08/30/99                           Buy                      13,000
   08/31/99                           Buy                       7,500
   09/03/99                           Buy                      84,300
   09/07/99                           Buy                      48,600
   09/08/99                           Buy                       9,900
   09/13/99                           Sell                    (1,000)
   09/14/99                           Sell                    (1,400)
   09/15/99                           Sell                    (2,000)
   09/17/99                           Buy                      46,300
   09/20/99                           Buy                      76,000
   09/21/99                           Buy                      31,400
   09/22/99                           Buy                      15,000
   09/23/99                           Buy                      34,000
   09/24/99                           Buy                      47,600
   09/27/99                           Buy                      46,500
                                                           -----------
                                                            2,299,200
                                                           ===========


                                     A-7-5

                                                         SCHEDULE A TO ANNEX VII


               Associates of International Specialty Products Inc.
               ---------------------------------------------------


ISP Opco Holdings Inc.
Belleville Realty Corp.
ISP Alginates Inc.
ISP Management Company, Inc.
ISP Chemicals Inc.
ISP Minerals Inc.
ISP Technologies Inc.
ISP Mineral Products Inc.
ISP Environmental Services Inc.
Bluehall Incorporated
ISP Realty Corporation
ISP Real Estate Company, Inc.
International Specialty Products Funding Corporation
ISP Newark Inc.
ISP Van Dyk Inc.
ISP Fine Chemicals Inc.
ISP Freetown Fine Chemicals Inc.
Verona Inc.
ISP Global Technologies Inc.
ISP International Corp.
ISP Marl Holdings GmbH
ISP Holdings (U.K.) Ltd.
ISP Ireland
ISP (Puerto Rico) Inc.
ISP Marl Gmbh
ISP Acetylene Gmbh
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.
ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Ceska Republika Spol S.R.O.
ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.
ISP Global Operations (Barbados) Inc.
ISP Global Technologies (Belgium) S.A.
ISP Global Technologies (Germany) Holding Gmbh


                                     A-7-6

ISP Customer Service Gmbh
ISP Global Technologies Deutschland Gmbh
International Specialty Products ISP (France) S.A.
ISP (Hong Kong) Limited
ISP (Italia) S.r.l.
ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) G.m.b.h.
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Chemfields Pharmaceuticals Private Limited


                                     A-7-7

                               [PRELIMINARY COPY]

PROXY

                               DEXTER CORPORATION

              PROXY SOLICITED ON BEHALF OF INTERNATIONAL SPECIALTY
  PRODUCTS INC., ISP INVESTMENTS INC. AND THE OTHER PARTICIPANTS IDENTIFIED IN
      THE PROXY STATEMENT FURNISHED HEREWITH ("ISP") FOR THE ANNUAL MEETING
                    OF SHAREHOLDERS, _____ __, 2000 AT ___ .

The undersigned shareholder of Dexter Corporation ("Dexter") hereby appoints ____________ and ______________ and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Dexter Corporation to be held at ________________, _______________, __________ on ______ __, 2000 at _____, local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

         Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF ISP. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT PROPOSAL NO. 3 WILL NOT BE EFFECTIVE UNLESS PROPOSAL NO. 2 IS ADOPTED, AND PROPOSAL NO. 5 WILL NOT BE EFFECTIVE UNLESS PROPOSAL NO. 4 IS ADOPTED.





                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)


             ISP RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.
1.       Election of Directors

FOR all nominees listed on the right (except    WITHHOLD AUTHORITY to vote for    NOMINEES: Samuel J. Heyman, Sunil Kumar,
as marked to the contrary hereon).              all nominees listed to the        Philip Peller (Instructions: To withhold
                                                right.                            authority to vote for any individual
                                                                                  nominee, write that nominee's name in the
                                                                                  space provided below.)

                  [_]                                         [_]
                                                                                   ----------------------------------------



                                                       ISP RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                                                                       FOR              AGAINST           ABSTAIN
2.       THE BOARD SIZE BYLAW PROPOSAL                                                 [_]                [_]               [_]



                                                ISP RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.

3.       Election of ADDITIONAL Directors TO FILL VACANCIES FROM INCREASED BOARD
         SIZE

FOR all nominees listed on the right (except    WITHHOLD AUTHORITY to vote for    NOMINEES: Alan Meckler, Dan Ogden, Morrison
as marked to the contrary hereon).              all nominees listed to the        DeSoto Webb, Robert Englander, John Droney,
                                                right.                            Anthony T. Kronman, Vincent Tese.
                                                                                  (Instructions: To withhold authority to vote
                  [_]                                         [_]                 for any individual nominee, write that
                                                                                  nominee's name in the space provided below.)

                                                                                   ----------------------------------------



                           ISP RECOMMENDS A VOTE "FOR" PROPOSALS 4, 5, 6 and 7.

                                                                                        FOR              AGAINST            ABSTAIN
4.       THE POISON PILL BYLAW PROPOSAL                                                 [_]                [_]                [_]

                                                                                        FOR              AGAINST            ABSTAIN
5.       THE POISON PILL AMENDMENT PROPOSAL                                             [_]                [_]                [_]


                                                                                       FOR              AGAINST           ABSTAIN
6.       THE BYLAW REPEAL PROPOSAL                                                     [_]                [_]               [_]

                                                                                       FOR              AGAINST           ABSTAIN
7.       THE OMNIBUS PROPOSAL                                                          [_]                [_]               [_]



                         ISP MAKES NO RECOMMENDATION ON
                      THE FOLLOWING MATTERS TO BE VOTED ON
                           AT THE 2000 ANNUAL MEETING



                                                                                       FOR              AGAINST           ABSTAIN
A.       RATIFICATION OF INDEPENDENT AUDITORS                                          [_]                [_]               [_]


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
THEREOF.



P                                                               Dated: _____________, 2000


R                                                               -------------------------------------------
                                                                           (Signature)

O                                                               -------------------------------------------
                                                                           (Signature if held jointly)

X                                                               -------------------------------------------
                                                                Title:
Y
                                                                Please sign exactly as name appears hereon. When
                                                                shares are held by joint tenants, both should sign.
                                                                When signing as attorney, executor, administrator,
                                                                trustee, or guardian, please give full title as such.
                                                                If a corporation, please sign in full corporate name
                                                                by president or other authorized officer. If a
                                                                partnership, please sign in partnership name by
                                                                authorized person.

